     As filed with the Securities and Exchange Commission on June 2, 1999
                                                      Registration No. 33-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                               ------------------

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                               PIPELINE DATA INC.

                 (Name of small business issuer in its charter)

                               ------------------

           Delaware                            7310                    13-3953764
(State or other jurisdiction of    (Primary Standard Industrial       (IRS Employer
incorporation or organization)      Classification Code Number)    Identification No.)

        Address; 250 East Hartsdale Avenue, Suite 21, Hartsdale NY 10530;
                                (914) 725-7028
         (Address and telephone number of principal executive offices, principal place of business, and name, address and telephone number of agent for service of process)

                               ------------------

                    Jack Rubinstein, Chief Executive Officer

                               ------------------

      Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration statement.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. |_|

                           ---------------------------

      If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. |X|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                           ---------------------------

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                               ------------------

                                 With copies to:

                            Adam S. Gottbetter, Esq.
                        Kaplan Gottbetter & Levenson, LLP
                           630 Third Avenue, 5th Floor
                             New York, NY 10017-6705
                                 (212) 983-0532

                               ------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                                Proposed           Proposed
                                                                 Amount          Maximum            Maximum             Amount of
                                                                  to be      Offering Price        Aggregate          Registration
Title of each Class of Securities Being Registered             Registered    Per Security(1)    Offering Price(1)          Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock.................................................   2,002,500         $0.50(1)        $1,001,250(1)         $  278.35(1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Redeemable Warrants..................................   1,000,000         $0.10           $  100,000            $   27.80
------------------------------------------------------------------------------------------------------------------------------------
Class B Redeemable Warrant...................................   1,000,000         $0.10           $  100,000            $   27.80
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Class A Warrants(2)..................   1,000,000         $3.00           $3,000,000            $  834.00
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Class B warrants(2)..................   1,000,000         $5.00           $5,000,000            $1,390.00

------------------------------------------------------------------------------------------------------------------------------------
TOTAL........................................................   6,002,500                         $9,201,250            $2,557.95
====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee and includes shares being sold by selling stockholders.

(2) Pursuant to Rule 416 there are also registered hereby such additional number of shares as may become issuable by reason of the anti-dilution provisions of the Class A Redeemable Warrants and Class B Redeemable Warrants.

                               ------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------

                              Page 1 of ____ pages
                           Exhibit Index at Page ____

                               PIPELINE DATA INC.

                              Cross Reference Sheet

                            (Pursuant to Rule 404 and
                           Item 501 of Regulation S-B)

                  ITEM                                                      PAGE
                  ----                                                      ----

1.    Front of Registration Statement and Outside
      Front Cover of Prospectus..........................................

2.    Inside Front and Outside Back Cover Pages of Prospectus............

3.    Summary Information and Risk Factors...............................

4.    Use of Proceeds....................................................

5.    Determination of Offering Price....................................

6.    Dilution...........................................................

7.    Selling Security Holders...........................................

8.    Plan of Distribution...............................................

9.    Legal Proceedings..................................................

10.   Directors, Executive Officers, Promoters and Control Persons.......

11.   Security Ownership of Certain Beneficial Owners and Management.....

12.   Description of Securities..........................................

13.   Interest of Named Experts and Counsel..............................

14.   Certain Provisions of Our Articles and By-Laws and
        Disclosure of Commission Position on Indemnification
          For Securities Act Liabilities.................................

15.   Organization Within Last Five Years................................

16.   Description of Business............................................

17.   Management's Discussion and Analysis...............................

                              Cross Reference Sheet

                                   (Continued)

                  ITEM                                                      PAGE
                  ----                                                      ----

18.   Description of Property............................................

19.   Certain Relationships and Related Transactions.....................

20.   Market For Common Equity and Related Stockholder Matters...........

21.   Executive Compensation.............................................

22.   Financial Statements...............................................

23.   Changes in and Disagreements With Accountants
        on Accounting and Financial Disclosure...........................

24.   Indemnification of Directors and Officers..........................

25.   Other Expenses of Issuance and Distribution........................

26.   Recent Sales of Unregistered Securities............................

27.   Exhibits...........................................................

28.   Undertakings.......................................................

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


PROSPECTUS                    SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED June 2, 1999

                               PIPELINE DATA INC.

              4,002,500 shares of Stock, par value $0.001 per share
                      1,000,000 Class A Redeemable Warrants
                      1,000,000 Class B Redeemable Warrants

                      ------------------------------------

This offering involves a significant degree of risk.

Prospective investors need to read the section called "Risk Factors" which begins on page 5 of this Prospectus.

Pipeline Data Inc., an existing Delaware corporation, is an on-line direct marketing agent designed to assist the pharmaceutical and healthcare industries to target directly a valuable and growing volume of individual consumers who will use our website to request specific medical and healthcare information.

We are seeking to raise $700,000 from this offering, through the sale of (i)
   1,000,000 shares of common stock, par value $0.001 (such class of share being the "Common Stock") at a price of $0.50 per share, (ii) 1,000,000 Class A Redeemable Warrants, at a price of $0.10 per Warrant, and (iii) 1,000,000 Class B Redeemable Warrants at a price of $0.10 per Warrant. The Common Stock, the Class A Redeemable Warrants, and the Class B Redeemable Warrants are referred to as the "Securities" while the Class A Redeemable Warrants and the Class B Redeemable Warrants are referred to, collectively, as the "Warrants". The Warrants are subject to redemption, and assuming that all Warrants are sold and exercised, we will receive an aggregate of $8,000,000 from such exercise. There is no assurance that all the Warrants will be sold, or if sold, will be exercised.

We will also be registering, concurrently with the offering, the sale of 1,002,500 shares of Common Stock previously issued to officers, directors and their affiliates in connection with organizational activities rendered to us and their original capitalization of the Company. Upon a subsequent resale of these Securities, any proceeds and profits will be realized by these certain shareholders and not by us. The selling shareholders may resell the Common Stock they have previously received at prices below the initial offering price of the Securities. They have agreed not to sell any of their shares until we have sold all of the shares we are selling in the offering.

Purchase of our Securities must not exceed 10% of your net worth.

There is currently no public market for the Securities.

The Securities will be offered in a "best efforts" underwriting, and there is no assurance that we will be able to find purchasers for all or any portion of the offering.

The securities have not been approved or disapproved by the Securities and Exchange Commission, or any state securities agency, nor has any federal or state regulatory agency passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                  The Date of this Prospectus is June 2, 1999

Each Class A Redeemable Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $3.00 from its date of issuance until May 28, 2004. Each Class B Redeemable Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $5.00 from its date of issuance until May 28, 2004.

The Company may call the Warrants for redemption at a price of $0.01 per Warrant at any time upon a minimum of 30 days written notice to holders, provided that the last sales price of the Common Stock has been at least 150% of the then effective exercise price of the Warrants on each of the 20 consecutive trading days, ending on the third day prior to the day on which the Notice of Redemption is given.

                               PROSPECTUS SUMMARY

      THIS IS A BRIEF SUMMARY OF THE INFORMATION IN THIS PROSPECTUS. POTENTIAL INVESTORS SHOULD READ THE ENTIRE PROSPECTUS BEFORE DECIDING WHETHER AND HOW MUCH TO INVEST IN THE SECURITIES.

                                   THE COMPANY

Pipeline Data Inc., a Delaware corporation, was incorporated in 1997, and began its business operations in 1998. Under our corporate charter documents, we may engage in any activity for which corporations may be organized under the Delaware General Corporation Law. We are a development stage company and are currently developing a website to provide healthcare consumers with information on a broad range of medical conditions.

We will be an on-line direct marketing agent designed to assist the pharmaceutical and healthcare industries to target a valuable and growing volume of individual consumers who will use our website to request specific medical and healthcare information.

Our website (which will be located at http://www.healthpipeline.com) has been designed to target consumers interested in obtaining pharmaceutical and/or healthcare information, their families and friends, as well as healthcare marketing professionals.

Our business opportunity arises from two complementary global trends. The first is the dramatic and continuing growth of the Internet as a source of information. The second is the re-directing of healthcare advertising expenditures from professionals to consumers through "direct-to-consumer" (DTC) campaigns.

We are looking to assume a leading role in the on-line health information delivery business through our unique, scalable system for creating and maintaining user profiles and delivering targeted news and announcements via e-mail, and by simultaneously cultivating a dedicated subscriber base. Our business strategy is to attract visitors with specific medical needs to our website and provide them with access to information, services and products pertinent to the medical condition that concerns either themselves, their family, or their friends.

Access to the website will be free, however special services will be available for a fee. Our primary sources of revenue are expected to include: (1) lead generation fees charged to pharmaceutical marketers and medical supply companies; (2) on-line sales of books and medical supplies and (3) potential revenue to be generated by leads for clinical trial participants. We also expect to generate a secondary revenue stream from website advertising, sponsorships, consulting services, franchising content, and off-line newsletter subscriptions.

                                  THE OFFERING

Securities consisting of 2,002,500 shares of Common Stock, par value $0.001 per share, 1,000,000 Class A Redeemable Warrants and 1,000,000 Class B Redeemable Warrants will be offered. An Investor must purchase one Warrant, either Class A or Class B for each share of Common Stock purchased. Each Warrant is separable and exercisable immediately upon its issuance. The Class A Redeemable Warrants may be exercised for one (1) share of Common Stock from their date of issuance until May 28, 2004 at an exercise price of $3.00 per share. The Class B Redeemable Warrants may be exercised for one (1) share of Common Stock from their date of issuance until May 28, 2004 at an exercise price of $5.00 per share. Both the Class A Redeemable Warrants and the Class B Redeemable Warrants are being offered for $0.10 per Warrant. In addition to the above Securities, 1,000,000 shares of Common Stock underlying the Class A Redeemable Warrants and 1,000,000 shares of Common Stock underlying the Class B Redeemable Warrants are being offered.

We are also offering the Securities on a "best efforts" basis. A minimum number of 200,000 shares of Common Stock at a price of $0.50 per share and a like number of Warrants (the "Minimum Number") must be sold in order for the offering to be continued. The first closing of the offering will occur after the Minimum Number of Securities have been sold.

                    REGISTRATION OF ADDITIONAL SHARES OFFERED
                             BY SELLING SHAREHOLDERS

We will be registering, concurrently with the offering, the sale of 1,002,500 shares of Common Stock issued to certain shareholders in connection with organizational activities rendered to us. Upon a sale of these Securities, any proceeds and profits will be realized by these certain shareholders and not by us. The selling shareholders may resell the Securities they have received at prices below the initial offering price of the Securities.

                             OFFICES OF THE COMPANY

            250 East Hartsdale Avenue, Suite 21, Hartsdale, NY 10530,
                             Telephone 914-725-7028

                           FORWARD LOOKING STATEMENTS

Some of the information in this Prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may", "will", "expect", "anticipate", "continue", or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "Forward-Looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this Prospectus. The risk factors noted in the "Risk Factors" section and the other factors noted throughout this Prospectus, including certain risks and uncertainties, could cause the actual results of the Company to differ materially from those contained in any forward-looking statement.

       AN INVESTMENT IN THE SECURITIES INVOLVES A HIGH DEGREE OF RISK AND
       SHOULD ONLY BE MADE BY INVESTORS WHO CAN AFFORD TO LOSE UP TO THEIR
         ENTIRE INVESTMENT. BEFORE PURCHASING THE SECURITIES, YOU SHOULD
        CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, IN ADDITION TO THE
                      OTHER INFORMATION IN THIS PROSPECTUS.

                                  RISK FACTORS

      Our business, financial condition and operating results could be adversely affected by any of the following factors, in which event the trading price of the Securities could decline, and investors could lose all or part of their investment. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us, or that our management currently thinks are immaterial, may also impair our business operations.

We Have A Limited Operating History And Have Not Fully Commenced Commercial Operations

      The initial test phase of our on-line direct marketing service is planned for the summer of 1999. Launch of an early release phase should be completed in the second half of 1999. We expect to have our full commercial launch follow in late 1999. It will consist of a comprehensive database of individual subscribers receiving medical data spanning over fifty major disease (and condition) categories.

      As of the date of this Prospectus, we have not generated any revenues from our Internet operations. Therefore, we do not have an operating history upon which investors can evaluate our business and/or our prospects, and investors should not rely upon our past performance to predict our future performance. We also face a number of challenges, including a lack of meaningful historical financial data upon which to plan future budgets, competition from a wide range of sources, the need to develop strategic relationships and other risks described below.

Our Services Are New And The Industry Is Evolving

      Investors should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies in their early stage of development, particularly companies in the new and rapidly evolving Internet market. To be successful in this market, we must, among other things:

      o     Develop and introduce functional and attractive service offerings;

      o     Attract and maintain a large base of subscribers and consumers;

      o Increase awareness of our brand and develop subscriber and consumer loyalty;

      o Provide desirable services and compelling and original content to subscribers at attractive prices;

      o Establish and maintain strategic relationships with service and content providers;

      o Establish and maintain relationships with healthcare sponsors and marketers and with advertisers and their advertising agencies;

      o     Respond to competitive and technological developments;

      o     Build an operations structure to support our business; and

      o     Attract, motivate and retain qualified personnel.

      We cannot guarantee that we will succeed in achieving these goals, and failure to do so could have a material and adverse effect on our business, prospects, financial condition and operating results.

      Our Internet-based services will only be fully commercially launched in late 1999. Our management cannot guarantee that these services will function as anticipated or be desirable to our intended market.

      The Internet market is at an early stage of development, rapidly evolving and characterized by an increasing number of market entrants who have introduced or developed competing products and services. As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because the market for our services is new and evolving, it is difficult to predict with any certainty the size of this market and its growth rate, if any. We cannot guarantee that a market for our services will develop or that demand for our services will emerge or be sustainable. If the market fails to develop, develops more slowly than expected, or becomes saturated with competitors, our business, financial condition and operating results could be materially and adversely affected.

We Are Unable To Accurately Forecast Our Revenues

      As a result of the limited operating history of our Internet operations and the emerging nature of the markets in which we intend to compete, we are unable to forecast our revenues with any degree of certainty. We expect expenses to increase significantly in the future, as our business continues to incur significant sales and marketing, product development and administrative expenses. The success of our business depends on our management's ability to increase revenues to offset expenses. We cannot guarantee that we will be able to generate sufficient revenues to offset operating expenses, or that we will be able to achieve or maintain profitability. We may also need to raise additional capital through additional securities offerings to fund the marketing and administration of our services. However, we cannot guarantee that we will be able to raise additional capital on favorable terms, if at all.

      Furthermore, our management may seek to grow the business through mergers or acquisitions of similar companies or lines of business. Most acquisitions of software and professional services companies involve the purchase of significant amounts of intangible assets. Therefore, acquisitions of such businesses often result in significant goodwill being recorded and significant amortization charges, and may also result in charges for research and development projects. If we were to incur additional charges for acquired in-process research and development or amortization of goodwill with respect to acquisitions, our business, financial condition and operating results could be materially and adversely affected.

Our Quarterly Financial Results May Fluctuate Significantly

      We expect our quarterly revenues, expenses and operating results to fluctuate significantly in the future, as a result of a variety of factors, some of which are outside of our control. These factors include:

      o     The number of consumers and/or subscribers;

      o The level of traffic on our website and the level of usage of the Internet generally;

      o     Our ability to establish and strengthen brand awareness;

      o Our success, and the success of our strategic partners, in marketing our services;

      o The addition or loss of service or content providers, advertisers or sponsors on our website;

      o     Our ability to upgrade our website;

      o The amount and timing of the costs for marketing efforts or other initiatives;

      o     The timing of contracts with strategic partners and other parties;

      o Fees we may pay for service or content agreements and promotional arrangements, or other costs incurred as we expand our operations;

      o     The timing of charges related to acquisitions;

      o The level of acceptance of the Internet by the healthcare and pharmaceutical industry;

      o Our ability to compete in a highly competitive market, and the introduction of new websites and services by competitors;

      o Technical difficulties, system downtime, undetected software errors and other problems affecting the Internet generally, or the operation of our website; and

      o Economic conditions specific to the Internet and on-line media, as well as general economic conditions.

      Most of our expenses are fixed in the short term, and our management may not be able to quickly reduce spending if our revenues are lower than expected. Moreover, in an attempt to enhance our long-term competitive position, we may from time to time make decisions regarding pricing, marketing, services and technology that could have a near-term material and adverse effect on our business, financial condition and operating results. Due to these factors, we believe that quarter to quarter comparisons of our operating results may not be a good indication of our future performance. Because of this, it is possible that, in some future quarter, our operating results may fall below the expectations of securities analysts or investors. In such event, it is likely the trading price of our Common Stock and/or Warrants would decline, perhaps significantly.

Market Acceptance Of Our Services Is Uncertain

      We cannot guarantee that participants in the healthcare and pharmaceutical industry will accept our services, or even accept the Internet itself, as a replacement for traditional sources of these services. Market acceptance of our services will depend upon continued growth in the use of the Internet generally and, in particular, as a source of communications and information services for the healthcare and pharmaceutical industry.

We Must Establish, Maintain And Strengthen The "healthpipeline.com" Brand

      In order to expand our on-line traffic, and increase our subscriber and consumer bases, we must establish, maintain and strengthen the "healthpipeline.com" brand. To be successful in establishing our brand, the following factors must be fulfilled: (a) healthcare marketers must, among other things, perceive us as offering a quality, cost-effective direct marketing service; (b) healthcare consumers must, among other things, perceive us as offering relevant, reliable healthcare information from trustworthy sources; and
(c) medical suppliers, pharmaceutical companies and other healthcare vendors to the healthcare community must, among other things, perceive our website as an effective direct marketing and sales channel for their products and services.

Management May Not Be Able To Manage Growth

      If our business experiences significant growth, then considerable demands could be imposed on all aspects of our business, including our administrative staff, technical and financial personnel, along with their respective systems. Additional expansion may further strain our management, financial and other resources. We cannot guarantee that our existing systems, procedures, controls and existing space would be adequate to support expansion of our operations.

We Depend Upon Our Suppliers

      In order to provide Internet access and other on-line services to our customers, we lease long-distance fiber optic telecommunications lines from national telecommunications services providers. We depend upon these providers substantially.

      Certain of our suppliers, including regional Bell operating companies and competitive local exchange carriers, are currently subject to various price constraints, including tariff controls, which in the future may change. In addition, pending regulatory proposals may affect the prices charged to us by the regional Bell operating companies and competitive local exchange carriers. These regulatory changes could result in increased prices for products and services, which could have a material adverse effect on our business, financial condition or results of operations.

      We rely wholly on other companies to supply our network infrastructure (including telecommunications services and networking equipment), which, in the quantities and quality we require, is available only from sole or limited sources. We cannot assure you that our suppliers will not:

      o  compete directly with us;

      o  enter into exclusive arrangements with our competitors; or

      o stop selling their products or components to us at commercially reasonable prices, or at all.

We Will Depend On Content Providers

      We rely on independent content providers for the majority of the clinical, educational and other general healthcare information that is to be provided through healthpipeline.com. Our management intends to enter into strategic relationships to obtain content for healthpipeline.com. Our success will depend significantly on our ability to maintain relationships with our content providers, and to build new relationships with other content providers. We depend on the abilities of our content providers to deliver high quality content from reliable sources, and to continually upgrade their content in response to visitor and subscriber demand, as well as evolving healthcare industry trends. Any failure by these parties to develop and maintain high quality, attractive content could (a) result in visitor and subscriber dissatisfaction, (b) inhibit our ability to convert visitors to subscribers, and (c) damage the healthpipeline.com brand name; and any of these potential problems could have a material and adverse effect on our business, financial condition and operating results.

We Are Subject To Risks Associated With Possible Acquisitions

      Our management regularly evaluates acquisition opportunities and, as a result, may engage in acquisition discussions, may conduct due diligence activities in connection with possible acquisitions, and, where appropriate, may engage in acquisition negotiations. Any acquisition that may be consummated would involve numerous risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of our management's attention from other business concerns, entry into markets in which we have little or no direct prior experience, the potential loss of key employees of the acquired company, and our inability to maintain a critical mass of the subscribers or goodwill of the acquired businesses. In order to grow the business, our management may continue to acquire businesses that they believe are complementary. The successful implementation of this strategy depends on our management's ability to identify suitable acquisition candidates, acquire companies on acceptable terms, integrate their operations and technology successfully with ours, retain existing subscribers and maintain the goodwill of the acquired business. We are unable to predict whether or when any prospective acquisition candidate will become available, or the likelihood that any acquisition will be completed. There are not, at the present time, any pending acquisitions.

We Face Intense Competition And Risks Associated With Technological Change

      The market for our service is characterized by rapidly changing technology and evolving industry standards, often resulting in short product life cycles and even product obsolescence. Accordingly, our ability to compete will be dependent on our ability to establish a market presence for healthpipeline.com and establish our service in the marketplace in a timely manner, and we must continually enhance and improve our website offerings via the successful development and marketing of new products and services. There can be no assurance that we will be able to successfully enhance our products or develop new products, or that competitors will not develop technologies or products that render our products and/or services either less marketable or even obsolete.

      The market we intend to enter is characterized by intense competition and an increasing number of new entrants who have developed, or are developing, products and services that may compete with ours. Many of the competitors will be larger and better-financed than we are. We will face competition from numerous sources, including other on-line health information services and Internet service providers. It is our belief that competition will be based primarily on ease of use, range and quality of features (including communications capabilities and content), as well as price and, subsequently, we believe that the specific on-line functionality of healthpipeline.com will provide us with a competitive advantage.

      According to our own research, there are over 7,500 medical and health information sites on the world wide web; however, only a small percentage of these sites are regularly managed and updated. Included among these websites are Inteli-health, a site developed jointly by Aetna U.S. Healthcare and Johns Hopkins University; Medscape, operated by Medscape, Inc.; PharmInfoNet, operated by VirSci Corporation; HealthAnswers, operated by Orbis Broadcast Group and MediConsult.com as well as additional sites operated by Mayo Clinic, Avicenna, Sapient Health Network, Global Medic and HealthGate.

Recent And Continuing Publicity

      Companies engaged in Internet activities have received, and may continue to receive, a high degree of media coverage, including coverage that presents inaccurate or incomplete investment-related information and forward-looking statements that involve numerous risks and uncertainties. Prospective investors should not rely on any information other than the information set forth in this Prospectus in making a decision to purchase the Common Stock or Warrants. Our actual results could differ materially from those stated in any forward-looking statements as a result of numerous factors, including those set forth in these "Risk Factors" and elsewhere in this prospectus.

Adoption Of The Internet As An Advertising Medium Is Uncertain

      We expect to derive a portion of our revenues from advertising on the healthpipeline.com website. However, we have not earned any advertising revenue to date, and we cannot guarantee that we will be able to generate significant advertising revenues in the future. No standards have been widely accepted to measure the effectiveness of advertising on the Internet, and if such standards do not develop, existing advertisers may not continue their current level of Internet-based advertising, and those advertisers who have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. Advertisers who already have invested substantial resources in other advertising methods may be reluctant to adopt a new strategy. Consequently, our business could be adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected.

There May Be Substantial Sales Of Our Common Stock After The Offering

      Sales of substantial amounts of Common Stock in the public market following this offering, or the perception that such sales will occur, could have a material and adverse effect on the market price of the Common Stock. After the completion of this offering, 2,002,500 shares of Common Stock will be outstanding. All of these shares will be tradable in the public market without restriction. Approximately 50.1% of these shares or 1,002,500 shares of the total will be shares that have been issued to officers, directors, and their affiliates in return for organizational efforts and initial capitalization of the issuer. We intend to keep the Registration Statement that includes this Prospectus effective for an extended period of time after we sell the Securities that we are offering.

The Penny Stock Rules Could Make Selling the Common Stock More Difficult

      Our Common Stock will be a "penny stock," under Rule 3a51-1 under the Securities and Exchange Act, unless and until the shares reach a price of at least $5.00 per share, we meet certain financial size and volume levels, or the shares are registered on a national securities exchange or quoted on the NASDAQ system. The shares are likely to remain penny stocks for a considerable period of time after the offering. A "penny stock" is subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Commission. Those rules require securities broker-dealers, before effecting transactions in any "penny stock," to deliver to the customer, and obtain a written receipt for a disclosure document set forth in Rule 15g-10. (Rule 15g-2); to disclose certain price information about the stock (Rule 15g-3); to disclose the amount of compensation received by the broker-dealer (Rule 15g-4) or any "associated person" of the broker-dealer (Rule 15g-5); and to send monthly statements to customers with market and price information about the "penny stock" (Rule 15g-6). Our Common Stock will also be subject to Rule 15g-9, which requires the broker-dealer, in some circumstances, to approve the "penny stock" purchasers account under certain standards, and deliver written statements to the customer with information specified in the rules (Rule 15g-9). These additional requirements could prevent broker-dealers from effecting transactions and limit the ability of purchasers in this offering to sell their shares into any secondary market for our Common Stock.

Potential Adverse Effect of Redemption of Warrants

      The Class A Redeemable Warrants are exercisable at a price of $3.00 per Warrant and the Class B Redeemable Warrants are exercisable at a price of $5.00 per Warrant. Both Warrants are exercisable until May 28, 2004. We may redeem both Warrants at any time if the trading price of our Common Stock is at least 150% of the then current exercise price of the Warrant for a period of 20 consecutive trading days. Thus, based on the current exercise price for the Warrants, the Class A Redeemable Warrants could be subject to redemption if the trading price of our Common Stock were $4.50 or greater, and the Class B Redeemable Warrants could be subject to redemption if the trading price of our Common Stock were $7.50 or greater, in each case for the required twenty (20) day trading period. A Notice of Redemption for the Warrants would force the holders to (i) exercise them and pay the exercise price at a time when it might be disadvantageous to do so, (ii) sell them at the current market price when they might otherwise wish to hold them, or (iii) accept the redemption price, which may be substantially less than the market value of the Warrants would otherwise be but for the redemption. In addition, exercise of the Warrants may have an adverse effect upon the trading price of and market for the Common Stock, if any such market develops, and result in dilution to stockholders.

We Must Protect Our Intellectual Property

      There can be no assurance that we will be able to secure and protect trademark and/or service mark registrations for our marks in the United States or in foreign countries, or that third parties will not infringe upon or misappropriate our copyrights, trademarks, service marks, domain name and similar proprietary rights. In addition, the global nature of the Internet makes it impossible to control the ultimate destination of our services, and effective copyright and trademark protection may be limited or even nonexistent in certain foreign countries. It is possible that our competitors or others will adopt product or service names similar to ours, thereby impeding our ability to build brand identity, which could possibly lead to customer confusion and loss of brand loyalty.

      We may be subject to litigation for claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. If other parties file applications for marks used or registered by us, we may have to oppose those applications and participate in administrative proceedings to determine priority of rights to any mark, which could result in substantial costs to us, due to the diversion of management's attention and the expense of such litigation, even if we eventually obtained a favorable outcome.

      Adverse determinations in such litigation could also (a) result in the loss of certain of our proprietary rights, (b) subject us to significant liabilities, (c) require us to seek licenses from third parties, or (d) even prevent us from selling our services. Any of these results could have a material and adverse effect on the acceptance of the healthpipeline.com brand and on our business, financial condition and operating results. In addition, our use of third party content providers may expose us to claims for infringement because we rely upon the information provided by such third parties as to the origin and ownership of this licensed content.

We May Not Be Able To Prevent Internet Security Breaches

      The difficulty of transmitting confidential information securely on-line has been a significant barrier to conducting electronic commerce and engaging in sensitive communications over the Internet. We rely on browser-level encryption, authentication and certificate technologies, to provide the security and authentication necessary to effect secure transmission of e-mail all of which are licensed from third parties. However, we cannot guarantee that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of our security measures. Any party who is able to circumvent our security measures could misappropriate proprietary information or confidential communications, or cause interruptions in our operations. We may be required to spend significant capital and other resources to protect our service against the threat of such security breaches, or to alleviate problems caused by such breaches.

We May Experience System Failures

      To be successful as an on-line service, we must be able to operate our website 24 hours a day, seven days a week, without interruption. Almost all of our communications and information services are provided through third party service and content providers. We do not maintain redundant systems or facilities for our services. To operate without interruption, our service and content providers must guard against:

      o     Damage from fire, power loss and other natural disasters;

      o     Communications failures;

      o     Software and hardware errors, failures or crashes;

      o     Security breaches, computer viruses and similar disruptive problems;
            and

      o     Other potential interruptions.

      We cannot guarantee that periodic system interruptions will not occur. Any significant interruptions to our services, or an unacceptable increase in response time to any visitor and subscriber queries, could result in a loss of potential or existing subscribers, strategic partners or advertisers and sponsors and, if sustained or repeated, could reduce the attractiveness of our website to such parties.

      From time to time, our website may be required to handle a high volume of traffic and deliver frequently updated information. At such times, the website may experience slower response times or even system failures, due to increased website traffic, or for a variety of other reasons. We will also depend on content providers to provide information and data feeds on a timely basis. If our content providers fail to receive or transmit, or delay the transmission or receipt of, this information, our website could experience disruptions or interruptions in service. In addition, in order to access our website, our subscribers and consumers depend on Internet Service Providers (ISPs), On-line Service Providers (OSPs) and even other website operators. Each of these service providers has experienced significant outages in the past and could experience outages, delays and other difficulties in the future, due to system failures unrelated to our systems. Moreover, the Internet infrastructure may not be able to support continued growth in our use. Any significant interruption in our operations, even those caused by events that are beyond our control, could have a material and adverse effect on our business, financial condition and operating results.

Storage Of Personal Subscriber Information

      It is our policy not to disclose willfully any individually identifiable information about any of our visitors or subscribers to a third party without consent, and we intend to have a privacy policy statement displayed on the healthpipeline.com website. However, despite this policy, if hackers were able to penetrate our network security, or otherwise misappropriate personal information or credit card information supplied by our visitors and/or subscribers, we could be subject to liability. Such liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. Liability could also include claims for other misuses of personal information, such as for unauthorized marketing purposes, which could involve us in litigation. In addition, the Federal Trade Commission
(FTC) and state governmental bodies have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced, or if the FTC and/or other regulatory bodies chose to investigate our privacy practices.

We Could Be Liable For Information Retrieved From Our Website

      We may be subject to third party claims for defamation, negligence, copyright or trademark infringement, based on the nature and content of information supplied on our website by us or third parties, including our content providers. These types of claims have been brought, sometimes successfully, against on-line services in the past. Also, content that may be accessible through our website, or via third party websites linked to the healthpipeline.com website could also subject us to certain legal actions. For example, claims could be made against us if material deemed inappropriate could be accessed through our website, or if a visitor and/or subscriber relies on healthcare information accessed through our website to their detriment. Even if such claims do not result in liability to us, we could incur significant costs in investigating and defending such claims, or in the implementation of measures to reduce our exposure to such liability. Any insurance we may have may not cover potential claims of this type, or may not be adequate to cover all costs incurred in defense of potential claims, or may not indemnify us for all or any liability that may be imposed.

We May Face Year 2000 Problems

      Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than the year 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 Problem" or the "Y2K problem".

      Assessment:

            Even though we believe that our existing software, computer systems and other equipment are Y2K compliant, we are reviewing our programs and systems to confirm this belief. While we do not expect the cost of these efforts to be material to our financial position or any year's operating results, there can be no assurance to this effect.

      Services Provided By Suppliers:

            Because we depend on third party content and technical suppliers for most of the services provided through healthpipeline.com, if these parties are affected by Y2K problems, our ability to provide services to our subscribers may be materially and adversely affected.

            We have been gathering information from and have initiated communications with our service and content providers to identify and, to the extent possible, resolve issues involving the Y2K problem. However, we have limited or no control over the actions of our service and content providers. Therefore, we cannot guarantee that any or all of the service and content providers will resolve any or all Y2K problems with their systems to prevent material disruption to our business. Any failure of these third parties to timely resolve Y2K problems with their systems could have a material and adverse effect on our business, financial condition or operating results.

      Most Likely Consequences of Y2K problems:

            We expect to identify and resolve all Y2K problems that could materially and adversely affect our business, financial condition or operating results. However, we believe that it is not possible to determine with complete certainty that all Y2K problems affecting our business have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, we cannot accurately predict how many failures related to the Y2K problem will occur or the severity, duration or financial consequences of such failures. As a result, our management expects that we could possibly suffer the following consequences:

          A significant number of operational inconveniences and inefficiencies, which may affect our service, and the services provided by our content providers and which may divert management time and attention and financial and human resources away from our ordinary business activities; and

          A lesser number of serious system failures that may require significant efforts by us, our service and content providers, or our subscribers and consumers to prevent or alleviate material business disruptions.

We May Be Subject To Government Regulation:

By the Securities and Exchange Commission and state regulators

      Issuance of our securities is regulated by the Securities and Exchange Commission and the securities commissions of states where we are offering or selling our securities. Future issuance of stock, warrants and/or options will require compliance with laws requiring registration of such securities or the availability of an exemption therefrom. We will be able to issue shares of our Common Stock upon exercise of the Warrants only if there is then a current prospectus relating to the shares of Common Stock issuable upon the exercise of the Warrants under an effective registration statement filed with the Commission, and only if such shares of

Common Stock are qualified for sale or exempt from qualification under applicable state securities laws. Although the Company intends to use its best efforts to meet such regulatory requirements, there can be no assurance that we will be able to do so. The Warrants will be deprived of any value if a current prospectus covering the shares of Common Stock receivable upon their exercise of the Warrants is not then in effect, or if such shares of Common Stock are not or cannot be qualified or exempted from qualification in the relevant jurisdictions.

By the Federal Communications Commission

      At present, there are few laws or regulations that specifically regulate communications or commerce on the Internet; however, laws and regulations may be adopted in the future that address issues such as on-line content, user privacy, and pricing and quality of products and services. For example, the Communications Decency Act of 1996 prohibited the transmission over the Internet of certain types of information and content, even though such prohibition was later declared unconstitutional. As an Internet service provider, we are not currently subject to direct regulation by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally. In a report to Congress adopted on April 10, 1998, the Federal Communications Commission reaffirmed that Internet service providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the Telecommunications Act of 1996, as amended.

      This finding is important because it means that we are not subject to regulations that apply to telephone companies and similar carriers. We also are not required to contribute a percentage of our gross revenues to support "universal service" subsidies for local telephone services and other public policy objectives, such as enhanced communications systems for schools, libraries and certain health care providers. Although there can be no assurance, the Federal Communications Commission action may also discourage states from separately regulating Internet service providers as telecommunications carriers or imposing similar subsidy obligations.

      Nevertheless, Internet-related regulatory policies are continuing to develop, and it is possible that we could be exposed to regulation in the future. For example, in the same report to Congress, the Federal Communications Commission stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. In addition, several telecommunications carriers are seeking to have Internet telecommunications regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure in many areas, local exchange carriers have petitioned the FCC to regulate ISPs and OSPs in a manner similar to long distance telephone carriers and to impose access fees on the ISPs and OSPs.

      Also, Internet user privacy has become an issue both in the United States and abroad. Current United States privacy law consists of a few disparate statutes directed at specific industries that collect personal data, none of which specifically covers the collection of personal information on-line. We cannot guarantee that the United States or foreign nations will not adopt legislation aimed at protecting on-line privacy. Any such legislation could affect the way in which we are allowed to conduct our business, especially those aspects that involve the collection or use of personal information; and, as a result, such legislation could have a material and adverse effect on our business, financial condition and operating results. Moreover, it may take years to determine the extent to which existing laws governing issues such as property ownership, libel, negligence and personal privacy are applicable to the Internet.

By Healthcare Agencies

      Currently, our operations are not regulated by any healthcare agency. However, Congress is likely to consider legislation that would establish uniform, comprehensive federal rules about an individual's right to access his own or someone else's medical information. This legislation would likely define what is to be considered "protected health information" and outline steps to ensure the confidentiality of this information. The proposed Health Information Modernization and Security Act would provide for establishing standards and requirements for the electronic transmission of health information.

      Furthermore, the healthcare industry in general is subject to extensive, stringent and frequently changing federal and state regulation, which is interpreted and enforced by regulatory authorities with broad discretion. Among other things, these regulations govern the provision of healthcare services and the marketing of medical devices. These regulations generally predate the development of products and services such as those we intend to offer on our website, and we are therefore not certain how the application and enforcement of such regulations might affect our business or our services. However, certain of the statutes governing the provision of healthcare services could be construed by regulatory authorities to apply to our proposed business activities. Consequently, there can be no assurance that regulatory authorities do not or will not deem our business activities to constitute the unlicenced practice of medicine.

We Could Be Subject To Sales Or Other Taxes

      The tax treatment of Internet transactions and e-commerce, in particular, has yet to be settled. A number of proposals have been made at the federal, state and local level, and by certain foreign governments, that could impose taxes on the sale of goods and services and certain other Internet activities. A recently enacted law places a temporary moratorium on certain types of taxation on Internet commerce, but we cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could have a material and adverse effect on our business, financial condition and operating results.

We Need To Attract Key Personnel

      Our future success depends, in significant part, upon the continued service of our senior management and other key personnel. The loss of the services of Jack Rubinstein, President, R. Scott Barter, Director, or one or more of the other executive officers or key employees, could have a material and adverse effect on our business. Our future success also depends on our ability to attract and retain highly qualified technical, marketing, customer service and managerial personnel. Competition for such personnel is intense, and we cannot guarantee that we will be able to attract or retain enough highly qualified employees in the future. If our management is unable to hire and retain personnel in key positions, our business, financial condition and operating results could be materially and adversely affected.

Our Existing Shareholders May Maintain Control

      Upon completion of this offering and the exercise of all Warrants, our present directors and executive officers, holders of more than 5% of the Common Stock, and their respective affiliates, will beneficially own approximately 50.1 % of the outstanding Common Stock. As a result, these shareholders, if they act as a group, will be able to control all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such control may have the effect of delaying or preventing a change in control. For more information, see "Security Ownership of Certain Beneficial Owners and Management".

There Is No Prior Public Market For Our Common Stock Or Warrants, And The Stock Price May Be Volatile

      Prior to this offering, there has been no public market for our Common Stock and/or the Warrants. We cannot predict whether a trading market will develop, or how liquid that trading market might become. The initial public offering price for the Common Stock and Warrants will be determined by us, in our capacity, as issuers of the stock. That price has been arbitrarily determined and may not be indicative of future market prices.

      The trading price of our Common Stock and/or Warrants could be subject to fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new services or products by us or our competitors, changes in financial estimates by securities analysts, the operating and stock price performance of other companies, general economic conditions and other events or factors. In addition, equity securities of companies within certain industry groups, such as technology companies generally and Internet-related companies in particular have shown marked volatility. Such volatility has included rapid and significant increases in the trading prices of certain Internet companies to levels that do not bear any reasonable relationship to the operating performance of such companies, as well as large interday swings in the trading prices of such securities. Extreme volatility can also be present with price decreases, as well. These fluctuations may materially affect the trading price of our Common Stock and/or Warrants and, consequently, we cannot guarantee that investors will be able to sell their Common Stock and/or Warrants at or above the initial public offering price. In the past, following periods of volatility in the market price for a company's securities, shareholders have often instituted securities class action litigation. Such litigation could result in substantial costs and the diversion of our management's attention and resources, which could have a material and adverse effect on our business, financial condition and operating results.

We Will Have Substantial Discretion Over The Use Of Proceeds

      We estimate that the net proceeds from the sale of the one million shares of Common Stock offered by us will be approximately $ 465,000, at an initial public offering price of $0.50 per share and estimated offering expenses of $35,000. We estimate that the net proceeds from the sale of the two million Warrants offered by us will be approximately $195,000, at an initial public offering price of $0.10 per Warrant and estimated offering expenses of $5,000. Therefore, under the above assumptions, we will realize $660,000 from the offering. Our board of directors and management will have significant flexibility in applying the net proceeds of this offering. In addition, should the Warrants be fully exercised, we will realize gross exercise proceeds of (i) $3,000,000 from the Class A Redeemable Warrants, and (ii) $5,000,000 from the Class B Redeemable Warrants, and net exercise proceeds of $7,990,000 after expected expenses of $10,000. The failure of our management to apply either the offering proceeds or the net exercise proceeds effectively could have a material and adverse effect on our business, financial condition and operating results. For more information, see "Use of Proceeds".

Infrastructure, Operations And Technology

      Our operations will depend upon the capacity, reliability and security of our computer system infrastructure. We currently have limited system capacity and will be required to continually expand our system infrastructure to accommodate significant numbers of users, visitors and subscribers, and the increasing amounts of information such users may wish to access. Expansion of our system infrastructure will require substantial financial, operational and management resources. In addition, we will be dependent upon (a) web browsers and third party Internet and on-line service providers for access to our services, (b) hardware suppliers for prompt delivery, (c) installation and service of computer equipment used to deliver our services, and (d) on-line content providers to provide current up-to-date healthcare information for use by consumers.

                             BUSINESS OF THE COMPANY

Company Background and History

      Pipeline Data Inc., a Delaware corporation, was incorporated in June 1997. During 1998, we made progress in developing a system to easily access and deliver requested information from healthcare and pharmaceutical clients to subscribers. These improvements focused on refining the process in which we receive the relevant information from the individual, quickly relate this information to the healthcare and/or pharmaceutical customer, and then relay back to the customer the relevant medical and pharmaceutical information he or she requested.

      The initial test phase of our on-line direct marketing service is planned for the summer of 1999. Launch of an early release phase should be completed in the second half of 1999. We expect that full commercial launch will follow in early 2000. The service will provide a comprehensive database of individual subscribers receiving medical data spanning over fifty major disease (and condition) categories.


Business Of The Issuer

      Pipeline Data is an on-line direct marketing agent designed to assist the pharmaceutical and healthcare industries to target directly a valuable and growing volume of individual consumers who have utilized our website to request specific information in the medical and healthcare arena.

      It is our intent to market our existing and future healthcare information services, on a commercial basis, to major marketers within the pharmaceutical and healthcare industry, who in turn will directly contact targeted subscribers with pertinent information.

      Our website (at http://www.healthpipeline.com) will be designed to target healthcare consumers, their families, friends and associates, as well as healthcare professionals.

      Our business opportunity arises from two complementary global trends. The first is the dramatic and continuing growth of the Internet as a source of information. The second is the re-directing of healthcare advertising expenditures from professionals to consumers through "direct-to-consumer" (DTC) campaigns.

      We are looking to assume a leading role in the on-line health information delivery business through our unique, scalable system for creating and maintaining user profiles and delivering targeted news and announcements via e-mail, and by simultaneously cultivating a dedicated subscriber base.

      Our mission is to help health care consumers (and their families) gain access to pertinent information that will enable them to make better health care decisions, communicate more effectively with health care providers, and promote compliance with appropriate therapies.

      Our business strategy is to attract visitors to our website and provide them with access to information, services and products pertinent to the medical condition that concerns either themselves, a member of their family, or one of their friends.

      Access to the website will be free, however special services will be available for a fee. Our primary sources of revenue are expected to include: (1) lead generation fees charged to pharmaceutical and medical supply companies; (2) on-line sales of books and medical supplies; and (3) revenue generated by leads for clinical trial participants.

      We expect to generate a secondary revenue stream from website advertising, sponsorships, consulting services, franchising content, and off-line newsletter subscriptions.

Business Description

      Through our Internet website, we will deliver a branded, integrated, web-based solution for the healthcare information needs of consumers. This website, currently under construction will be located at http://www.healthpipeline.com, is being developed to be a single point of access to electronic data interchange services, enhanced communications services, branded healthcare content and other relevant web-based offerings. The website will provide premium, branded content to assist consumers in making informed healthcare decisions, personalized information about specific health conditions targeted according to the medical profiles of individual consumers, and content-specific on-line communities that allow consumers to participate in real-time discussions and support networks via the web.

      We are primarily a "direct-to-consumer" (DTC) marketing channel utilizing a "virtual medical and health information library" on the Internet and world wide web, to create a high quality content destination that attracts visitors who will find the information valuable, and so generate revenue from both visitors and health industry marketers. We also intend to reach non-Internet users through newsletters, CD-ROMs, television and other vehicles.

      Our services are being developed in response to perceived market opportunities, which include increased consumer demand for healthcare information, continued pressure on the healthcare industry to control costs of healthcare marketing and product supply, and expanded access to personal computer technology, including the Internet.

      Our website is being developed to serve the consumer demand for top-quality, comprehensive information on specific medical topics. Our primary target audience consists of health care consumers and their families, who are facing acute and/or chronic, long-term medical conditions and who are looking for detailed information about particular illnesses, the latest treatments, drug-related and other therapies, as well as the management of side effects.

      While the initial focus of the business is catering to the needs of healthcare consumers and their families, there are many natural extensions to pursue in the future, including primary healthcare providers, pharmacies and other health care segments. The content is presented in English and can be easily translated into other languages to expand the market opportunity.

The Overall Market Opportunity

      Our overall market opportunity arises from two complementary global trends. The first is the dramatic continuing growth of the Internet as a source of information. The second is the re-directing of healthcare advertising expenditures from professionals to consumers through DTC campaigns. We believe that the following specific key trends will contribute favorably to expected demand for our services:

      1. Continuing Penetration of Computers and Modems in the Home:

      An increasing percentage of computer owners also own modems, which are being pre-installed in a growing number of new computers. Currently, over 51 million U.S. households have personal computers; over 75 million people use the Internet; at least 12 million new people sign on to the Internet each year; the median household income for US web "surfers" is approximately $65,000 per year; the web is one of the fastest and least expensive forms of marketing and customer service; and consumers are increasingly turning to the WWW to locate and purchase goods and services. (Source: Information Developers, Web Site Solution Provider -http://www.infodevelopers.com/Q&A.htm.) We believe that this growth has been accompanied by increasing use of computers for communications such as facsimile transmissions and electronic mail.

      Connectivity is also an important factor. The standard modem speed for individual Internet connection has rapidly grown from 14.4 kbps to 28.8 kbps and is quickly approaching 56 kbps. Concurrently many companies are rushing to provide the individual Internet user with much higher speed connections via cable modems and digital subscriber line (DSL) connections. DSL technology provides continuous high-speed Internet access. "As a data transport service, DSL is well positioned between slow, inexpensive analog dial-up service and high-speed expensive dedicated T1 service. The transmission speeds it provides, the continuous nature of its connection and the price at which it can be delivered make DSL service an ideal data solution. . . . As a result, many competitive local exchange carriers
(CLECs), Baby Bells and long distance providers such as MCI WorldCom Inc. recently have announced plans for large-scale deployments of DSL-based access networks to serve the increasing demands for high-speed data services among business and residential subscribers (excerpted from Voice Brings New Perspective to DSL, by Ken Kolderup, X-CHANGE magazine, April 1999 (c) 1999 Virgo Publishing, Inc)." An April 13, 1999 Associated Press newsfeed reported that America Online wants Congress to force the nation's cable television companies to grant its subscribers easier access to those companies' new high-speed data pipelines. We believe that the higher speed connections now becoming readily available will make our services increasingly accessible and attractive.

2. Growth of the Informational and Commercial Applications and Resources of the
Internet:

      Use of the Internet has grown rapidly since commercialization in the early 1990s. An increasing number of servers and websites are being connected to the Internet, making available educational and healthcare text, graphics and audio and video information which may be accessed by consumers. Traditional and emerging Internet applications, including electronic mail and the Internet, are also increasing in popularity. Internet use is also being promoted by the development of user-friendly navigation and search tools designed to simplify consumer access to the Internet's resources.

3. Increasing Demand for Healthcare Information:

      We believe that demand for healthcare information and services is increasing as the "baby boomer" generation reaches its peak healthcare consuming years. Consumers are assuming greater responsibility for their healthcare decisions, seeking as much information as possible when choosing a health plan, doctor or treatment. Significantly, there is also a growing propensity towards "self-help" in regard to healthcare. According to The New York Times, the number
                                                  ------------------
of health-related websites on the Internet has grown significantly, reflecting the growing demand from consumers for information to help them make more informed choices about their own care.

      In light of the spectacular growth of the Internet over the last few years, estimates of the number of Internet users vary widely. Most put the number of U.S. residents with at least minimal Internet access (i.e., e-mail) at between 30 and 50 million, and industry studies confirm that this number continues to increase rapidly. With tens of thousands of new users and thousands of new websites added to the fold each day, accurate demographic profiles are difficult to derive. Nevertheless, certain trends have been established. In particular, it has been noted that health and medical issues are among the most important to Internet users as a whole. From studies reviewed by the Company, it appears that health and medical information is one of the fastest growing areas of interest on the Internet.

      According to Media Metrix, an independent web research company, healthcare-related content was the second most popular subject of web-based information retrieval searches in 1997. According to Cyber Dialogue, an independent research company, approximately 70% of the persons searching for health and medical information on the Internet believe the Internet empowers them by providing them with information before and after they go to a doctor's office. Cyber Dialogue also indicates that during the 12-month period ended July 1998, approximately 17 million adults in the United States searched on-line for health and medical information, and approximately 50% of these individuals made off-line purchases after seeking information on-line. Furthermore, Cyber Dialogue estimates that the number of adults in the United States searching for on-line health and medical information will grow to approximately 30 million in the year 2000, and they will spend approximately $150 billion for all types of health-related products and services off-line. Accordingly, we believe that healthcare and pharmaceutical companies will increasingly attempt to influence the spending decisions of consumers through on-line advertising. An independent research company, Jupiter Communications, estimates that expenditures for on-line health and medical advertising will grow to approximately $265 million by 2002.

The Market Niche Opportunity

      The traditional personal relationship with one's physician has been usurped by having to use physicians and specialists dictated by one's increasingly restrictive medical plan. In addition, more physicians work in large offices that are compartmentalized and don't have the time or the inclination to develop long term relationships with their patients. Taken together, these factors are causing an ever-growing number of consumers to take greater responsibility for their own health-related decisions. As such, this particular group forms an important target market for pharmaceutical and healthcare marketers - hence the increase in DTC programs. Independent research analysts estimate that DTC advertising will grow from $0.8 billion in 1997 to $3 billion in 2000 and $6 billion by 2005. On this basis, pharmaceutical DTC advertising expenditures will surpass those of the U.S. automotive industry in the next three years.

      As would be expected, a rapidly growing number of these consumers (i.e., potential DTC targets) are logging on to the Internet to seek information that will help them to address the health problems that impact their families and themselves. Studies have shown that there are a measurably higher percentage of Internet users among US residents with chronic medical conditions, than among the general population; from this, it has been inferred that those with medical conditions have made a greater effort to avail themselves of the electronic resources available to them.

      Despite the attractiveness of targeted marketing, where advertisements are directed to exactly those users most likely to respond, advertising currently posted on the Internet is for the most part restricted to two very different forms of delivery: graphic advertisements on websites, and text promotions via e-mail. Graphic advertisements on websites most commonly occur as "banners" placed at the top of a page on the web. Banner advertising has a number of significant disadvantages: advertisers must fit their message, including all text and graphics, in a relatively small space; and most users of the web have become so immune to banner advertising that banners often go entirely unnoticed. Yet advertisers are charged for each "impression" they receive.

      Those marketers looking to deliver an extended advertisement or promotion directly to the consumer have sometimes turned to direct e-mail. Though, in most forms, it cannot accommodate graphics, an e-mail message sent directly to an Internet user can contain any amount of text and can speak directly to that user. Unfortunately, direct e-mail marketing has most frequently taken the form of bulk unsolicited e-mailing, in which messages have been sent to all names on a purchased list of e-mail addresses, typically obtained without the explicit consent of the addressees.

      There is however an alternative to mass unsolicited mailings, which involves an aspect of "push technology" - wherein a user notifies a list server of those subjects that interest him or her, and the list server filters all potential messages and delivers to the user only those that fit the relevancy criteria - but it is still being employed on only a relatively small scale. The e-mail alternative to mass unsolicited mailings is referred to as an "opt-in" scheme, whereby a user voluntarily submits his or her e-mail address to a list that promises to deliver messages the user is actively interested in. Marketers then deliver their promotions only to those lists, which are appropriate, and all users can opt-out of a given list at any time, thus eliminating the possibility of unwanted messages.

      There are currently between five and ten significant commercial operators of opt-in e-mail lists. All of these lists except one have subscriber bases of less than one hundred thousand. Only a few of these operators offer lists on topics related to health and medicine, and all of these, with a few minor exceptions, are too generic to be of any real use to either a consumer or an advertiser because they offer discipline-specific, and even disease-specific, websites. No single site offers consumers the ability to sign up once and specify a range of specific interests across medical or health-related disciplines.

The Internet Site

      Our Internet site is currently under construction and is being designed from the ground up with the healthcare consumer in mind. The objective is to develop an empowered consumer who achieves improved health. The site strives to provide "one-stop shopping" for customer healthcare, pharmaceutical and medical information. The vast majority of services are provided free to the visitor.

      All information and services will be organized into 50 different medical disease and condition topics. Some of the topics include: attention deficit disorder, AIDS, allergies, Alzheimer's disease, arthritis, asthma, breast cancer, bronchitis, colorectal cancer, depression, diabetes, erectile dysfunction, headache/migraines, heart disease, infertility, lung cancer, melatonin, menopause/osteoporosis, obesity, hypertension, pregnancy, prostate cancer, sleep disorder, spinal cord injury, sexually transmitted diseases, stress and strokes. Additional linked sections will be added in the future.

The Service

      For the launch phase of the service, we will create and operate an "opt-in" e-mail delivery service covering the entire spectrum of health, medical, and pharmaceutical interests. All that is required of a potential subscriber to this free service is a valid e-mail address. A new subscriber creates his or her user profile through either a web-based interface that we offer, or through an e-mail or paper-based questionnaire. This profile is essentially a list of all topics that the visitor or subscriber is interested in receiving information about chosen from an extensive universal list . These profiles, which could be updated at any time through the web, determine the information the users will receive via e-mail.

      Utilizing this unique approach to direct e-mail, we can send subscribers capsulized news and promotional items dealing with their respective areas of interest. Subscribers then have a convenient way of accessing additional details on each of these items. We charge advertisers/marketers not for distribution of their capsulized news items, but rather for each subsequent subscriber request for additional information.

      We intend to provide access to the service on a 24 hour a day, seven days a week basis through various communications line providers.

      In addition to expanding the business relationships in the healthcare and medical information field, we see significant future opportunities by using the service to help with drug compliance programs and e-commerce.

Under Development

      We intend to offer a combination of the following services on our website for each listed medical topic (see "The Internet Site"):

      1. On-line Bookstore:

      This service will provide a list of recommended reading materials with a review prepared by us. We intend to negotiate with various on-line sales organizations so that books can be purchased on-line through hyperlinks to amazon.com, Barnes & Noble, and other on-line bookstores.

      2. Medical Supplies:

      Offering certain medical products is a logical way for the Company to enter the growing world of e-commerce. Visitors and subscribers will be able to purchase hard-to-find medical products, devices and services that would be shipped for home delivery. We intend to operate in essence an on-line medical supply store. We are currently negotiating with different software vendors to develop software for our proposed on-line store.

      3. Therapy Compliance Counseling:

      Pharmaceutical companies forego an estimated $50 million a day in revenues, because patients do not comply with the therapies prescribed by their physicians. We plan to develop various on-line compliance programs that take advantage of the interactive features of the Internet to improve patient compliance.

      The drug and/or therapy compliance and e-commerce expansion opportunities are in keeping with our objective to generate a profit for the Company while offering a superior product to the consumer.

      4. Support Groups:

      We are seeking to develop and incorporate on-line "chat" capabilities and sponsored healthcare forums into our website capabilities. We anticipate that these features will provide consumers with an opportunity to discuss healthcare issues with other consumers and eventually - healthcare experts and/or marketers. Users will be able to post messages, ideas or responses to an e-mail bulletin board that is moderated by a health care professional.

      5. Drug Information:

      This database will provide detailed information on drugs used to treat specific medical conditions. We plan to license information from the US Pharmacopoeia database, and supplement it with information from pharmaceutical firms and other health organizations. The database will include 30 areas of information on each drug, including side effects, missed dosage, pregnancy implications and interactions with other medications.

      6. Patient Associations:

      This service will provide links to patient associations involved with the medical conditions covered in the various topics. A detailed introduction to the association will be provided. Through these links, a subscriber will have access to membership information, additional material on the medical topic, and products and services offered by the association.

      We intend to negotiate content and marketing agreements with a number of non-profit patient support organizations. The agreements will provide for sharing of medical information, sales of videotapes, books and other products, on-line donation and membership registration for conferences and association services; all via our proposed secure transactions area. Generally, these agreements will provide that we will be paid a referral fee based on a percentage of the purchase price of items sold through our on-line book or medical supply stores, or other payments made to the organization plus credit card processing charges. Organization members will also be able to participate in our planned on-line services, including moderated discussion groups to obtain timely information and emotional support.

      7. Educational Material:

      This linked web page will include basic primer information on each topic, as well as specific material provided by organizations such as the National Institute of Health, major associations for each condition (as above), leading hospitals, prominent support groups, as well as pharmaceutical companies. We intend to host workshops for pharmaceutical executives, consult with them on a one-to-one basis, and prepare a regular newsletter specifically tailored for the pharmaceutical industry.

      8. On-line Library:

      Our website will contain an extensive database of healthcare information, including licensed content addressing specific diseases and medical issues; a medical encyclopedia; a pharmacy reference; information relating to self-help groups; and numerous articles from prominent healthcare periodicals such as The
                                                                            ---
New England Journal of Medicine and the Journal of the American Medical
-------------------------------         -------------------------------
Association.
------------

      9. Journal Club:

      The Journal Club will provide summaries of articles from leading, peer-reviewed medical journals (e.g., such as The New England Journal of
                                              --------------------------
Medicine and the Journal of the American Medical Association) that would be of
--------         --------------------------------------------
interest to healthcare consumers, their families and friends. Summaries of the articles will be prepared by qualified medical journalists hired as independent contractors/consultants by us.

      10. Conference Highlights:

      Selected papers presented to major medical conferences will be summarized by qualified medical journalists and presented in the same manner as the Journal Club, as soon as practicable after the ending of the medical conference.

      11. Clinical Trial Updates:

      We intend to sign an agreement with a leading clinical trial organization, which will enable us, for a flat monthly fee, to present educational and other material on clinical trials, and provide leads to the organization.

      12. Outside Sources:

      This service will contain a list of hyperlinks to selected Internet sites covering the different medical topics of interest. A brief description of each linked site will be included to assist the subscriber in selecting the best site for his or her needs. The website's Internet gateway module will permit access to the Internet for additional healthcare information, through the use of a web browser. Access is limited to websites that we believe will provide the most relevant healthcare information.

      13. Audio and Video capabilities:

      We intend to further develop and enhance our service, by expanding our content offering to include video and audio.

      14. Call Center:

      We may offer a call center service that would allow consumers to speak with a nurse or other medical practitioner by phone. We believe that a call center capability would enhance health care consumer compliance with disease management and therapy compliance programs. If we develop such capability, we may become subject to increased government regulation. (See "Government Regulation.")

      15. Off-line Communications:

      Stepping outside of the Internet, there are thousands of consumers and their families, who desire to obtain the same quality of information organized into specific topics - but who do not have access to the Internet. We have access to an ever-growing number of pages of documents, but our service is currently only reaching a small percentage of the people who may want that information. To service this "off-line" demand, we intend to publish off-line newsletters. Our management believes that it has enough content to publish a quarterly or even bi-monthly issue on most topics that are included on the website.

Marketing Strategy

      Our marketing strategy has two components. First, we intend to execute a consumer public relations and advertising campaign to raise awareness of the site and subsequently attract visitors to the site. This campaign will include on-line and off-line activities. As a first step, we have retained Rainbow Media to act as our promotional agent. Among their activities will be arranging for media interviews, press coverage, distributing news releases, and any other activity that might raise the profile of our Company and our services. Second, we intend to conduct a business-to-business public relations and advertising campaign to attract pharmaceutical firms, pharmacy chains, medical device manufacturers, clinical trial companies, biotechnology firms and other health care marketers, as well as their advertising agencies, as advertisers and/or sponsors.

      We also intend to build relationships with strategic organizations in the healthcare and information technology sectors. These organizations would include healthcare marketers including pharmaceutical firms, medical service companies--as well as charitable research foundations and publishers, PMBs, pharmacies, clinical trial organizations, allied health-care groups, and customer media. These relationships are expected to result in long-term partnerships.

      We intend to enter into agreements with Internet "portal" companies, such as America Online (AOL) and Microsoft Network (MSN), to ensure that AOL's and MSN's subscribers are provided with direct access to our websites.

      We also intend to place advertising banners on various Internet web search engines, such as Yahoo, WebCrawler, America Online's NetFind, Excite, Lycos, Alta Vista and several others. In addition, we intend to post messages to news groups to promote the site to potential visitors and subscribers to our website on the Internet. We also hope to reach agreements with the syndicated medical television shows, to co-brand the shows and the sites and co-market both companies to advertisers and marketers.

Revenue Strategy And Potential

      To provide revenues during the launch phase, we will charge advertisers/marketers not for distribution of their capsulized news items, but rather for each subsequent subscriber request for additional information (see "The Service"). The fee structure has a fixed and variable component. The advertiser/marketer pays an initial annual fee for having unique access to our qualified visitor and subscriber base. The variable fee structure is dependent upon a number of factors, including the nature and subject of the item the subscriber is requesting, characteristics of the subscriber domain, and the type of information the subscriber is providing in return for more details. The service will remain absolutely free to subscribers at all times.

      Under the dual fee structure, we will be able to plan our R&D and continually improve our service and become the pre-eminent branded healthcare/pharmaceutical delivery service, as well as significantly grow our revenues as our subscriber base and products and services continue to evolve. The medical/healthcare component of the US economy will continue to be one of the largest and most important sectors. Because of our superior delivery mechanism, we should be a beneficiary of this trend, allied to the growth of the Internet, to ultimately provide the consumer with better and more relevant medical/healthcare information.

      Once more of the website capabilities have been launched, we intend to generate further revenues in the following ways:

(a) Marketing or sponsorship fees charged to pharmaceutical and medical marketers:

      We believe that we will be able to deliver to these companies a highly-motivated, interested and targeted subscriber base and allow these companies an opportunity to provide information describing their products and services to this audience. We are in discussions with a number of companies that are considering promoting their products and services on our website. There is no assurance how many, if any, of these companies will decide to utilize our website.

(b)   Franchising content:

      We are in the process of developing a significant database of medical information for our website, and our management intends to approach pharmaceutical firms, pharmacy chains, and other companies in related fields and offer to license the content on our database. We intend to charge a license fee on a per visitor basis.

(c)   On-line sales of books and medical supplies:

      As mentioned earlier, we plan to enter into agreements with companies like amazon.com and Barnesandnoble.com, the two largest booksellers on the Internet, pursuant to which we will refers users to the amazon.com and Barnesandnoble.com sites where subscribers can buy books, tapes and videos. In return, these on-line booksellers would pay us a referral fee based on the sales price. Depending on the success of book sales, we also intend to offer, over our website, vitamins, CD-ROMs and other medical products and supplies.

(d)   Off-line newsletter subscriptions

      We intend to publish off-line newsletters dealing with specific medical conditions (e.g. a monthly AIDS newsletter) which would be distributed through support group channels, medical supply and pharmaceutical company marketing programs.

(e)   Revenue from clinical trial referral fees:

      As mentioned earlier, we expect to be paid fees for referring persons willing to participate in clinical trials.

Dealing With Competition

      Even a cursory review of one of the major Internet directories reveals a vast number of websites focusing on health and medicine. There are general sites as well as sites dedicated to specific issues or diseases, and there are sites targeted at healthcare and medical professionals, as well as sites targeted at patients and the lay populace. While a few websites have established themselves as the leading on-line resources for physicians, no patient-targeted site has made significant strides towards becoming a "brand name" or market leader. We believe that the first company to establish clear brand leadership will have a significant opportunity to capitalize on multiple revenue opportunities, including recurring subscription, advertising and sponsorship revenue.

      We believe that the broad range of capabilities of our on-line system, combined with our potential ability to link consumers with healthcare marketers and providers, differentiates our web-based service from competitive products and services, and makes it attractive to potential advertising and sponsoring organizations.

Sources

      This prospectus includes statistical data regarding the Internet industry. This data has been taken or derived from information published by sources including Media Metrix Inc., Cyber Dialogue Inc. and Jupiter Communications LLC, media research firms specializing in market and technology measurement on the Internet; as well as International Data Corporation, a provider of market and strategic information for the technology industry. Although we believe that the data are generally indicative of the matters they touch upon, this type of data can be by nature imprecise, and so investors are cautioned not to place undue reliance on such data.

Systems And Technology

      In order to support our anticipated growth, we plan to engage in projects to enhance our information systems.

Staff Recruitment And Retention

      To achieve our goals, we have begun to implement a plan to attract healthcare information and information systems professionals. To assist in recruiting and retention of these professionals, we plan to implement a new incentive compensation structure that relies on stock options and cash compensation, to bring total compensation for employees to a market-competitive level. We believe that providing equity-based compensation, as a significant component of income, will be important in attracting future employees and affiliated professionals, as well as retaining present staff.

      The ability to attract and retain highly experienced professionals with a long-term commitment to our Company, our clients and subscribers will be a significant factor in our long-term growth strategy. We believe we will experience less turnover amongst our professional employees as a publicly held company.

      As of December 31st 1998, we had 1 full-time employee and 3 part-time employees. Our employees are not represented by any labor union, and we consider our relationship with them to be good.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS
               FOR THE YEARS ENDING DECEMBER 31, 1997 AND 1998
            AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999
       AND THE PERIOD FROM INCEPTION (JUNE 23, 1997) TO MARCH 31, 1999.


Development stage activities.

      The Company has been a development stage enterprise from its inception June 23, 1997 to March 31, 1999. The Company is in the process of developing a web site on the World Wide Web for the purpose of providing information to healthcare customers and sharing its expertise by doing consulting.

      During this period, management devoted the majority of its efforts to initiating the process of the web site design and development, obtaining new customers for sale of consulting services, developing sources of supply, developing and testing its marketing strategy and finding a management team to begin the process of: completing its marketing goals; furthering its research and development for its products; completing the documentation for and selling initial shares through the Company's private placement; and completing the documentation for the Company's initial public offering. These activities were funded by the Company's management and investments from stockholders. The Company has not yet generated sufficient revenues during its limited operating history to fund its ongoing operating expenses, repay outstanding indebtedness, or fund its web site and product development activities. There can be no assurance that development of the web site will be completed and fully tested in a timely manner and within the budget constraints of management and that the Company's marketing research will provide a profitable path to utilize the Company's marketing plans. Further investments into web site development, marketing research as defined in the Company's operating plan will significantly reduce the cost of development, preparation, and processing of purchases and orders by enabling the Company to effectively compete in the electronic market place.

      During this developmental period, the Company has been financed through officer's loans with a balance of $72,622 from Jack Rubenstein. The Company also financed its activities through profit earned in the first quarter ending March 31, 1999 of $24,962.

      Results of Operations for the year ended December 31, 1998 as compared to the period from inception, June 23, 1997, to December 31, 1997.

       For the year ended December 31, 1998, the Company generated net sales of $22,500 as compared to $-0- for the period from inception, June 23, 1997, to December 31, 1997 representing an increase of $22,500. The Company's cost of goods sold for the year ended December 31, 1998 was $-0- as compared to $-0- for the period from inception, June 23, 1997, to December 31, 1997. The Company's gross profit on sales was approximately $22,500 for the year ended December 31, 1998 as compared to $-0- for the period from inception, June 23, 1997, to December 31, 1997. The increase in gross profit is the result of offering for sale technology that was learned as a result of organizing the business.

      The Company's general and administrative costs aggregated approximately $66,277 for the year ended December 31, 1998 as compared to $32,003 for the period from inception, June 23, 1997, to December 31, 1997 representing an increase of $34,274. This increase represents increased spending for office salaries of $20,000, telephone expense of $8,351, professional fees of $13,287 and office and computer expense of $24,639 .


Results of Operations for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998.

      For the three months ended March 31, 1999, the Company generated net sales of $30,000 as compared to $-0- for the three months ended March 31, 1998 representing a increase of $30,000. The Company's cost of goods sold for the three months ended March 31, 1999 was $-0- as compared to $-0- for the three months ended March 31, 1998. The Company's gross profit on sales was $30,000 for the three months ended March 31, 1999 as compared to $-0- for the three months ended March 31, 1998. The increase in gross profit is the result of offering for sale technologies learned as a result of organizing the Company's business.

       The Company's general and administrative costs aggregated approximately $3,988 for the three months ended March 31, 1999 as compared to $10,005 for the three months ended March 31, 1998 representing a decrease of $6,017.


Results of Operations for the period of inception (June 23, 1997) to March 31, 1999.

      For the period from the Company's inception, June 23, 1997, through March 31, 1999, a period of approximately 21 months, the Company generated net sales of $52,500 (an average of $2,500 per month). The Company's cost of goods sold on sales was approximately $-0- for the period from the Company's inception June 23, 1997, through March 31, 1999. The gross profit from sales for this 21 month period is $52,500. Management believes the gross profit of an average of $2,500 for the period from inception, June 23, 1997, through March 31, 1999, will improve and stabilize once the Company's web site facilities become realized at the completion of the public offering and its marketing plans become fully implemented.

      The Company's general and administrative costs aggregated approximately $102,268 for the period from inception, June 23, 1997, through March 31, 1999. Of these initial startup costs, approximately $40,000 is attributed to wages, telephone charges of $11,605, professional fees of $13,287, rent of $13,125, and office and computer expenses of $24,251.

Liquidity and Capital Resources.

      The Company decreased liquidity by $30,379 from a cash balance of $-0- at June 23, 1997 to $4,367 December 31, 1998 and $30,379 at March 31, 1999. Working
capital at December 31, 1998 and March 31, 1999 was negative at $69,005 and $44,043 respectively. For the year ended December 31, 1998 and for the three months ended March 31, 1999, working capital was provided by the positive cash flows from the operations of $24,962 for the three months ended March 31, 1999. The Company continued to be funded in part through officer loans aggregating $74,422 for the period from inception, June 23, 1997, to March 31, 1999. The Company expended cash for the development of the business and absorbing losses aggregating $82,004 for the period from inception, June 23, 1997, to December 31, 1998.

      Management believes that it will be able to fund the Company through the continuation of offering consulting services until the Company's web site is developed and on-line and the process of a public offering is completed.

                            USE OF OFFERING PROCEEDS

      The uses of the proceeds available to us, from the sale of the Securities in this offering are estimated below, assuming that all of the Securities are sold. We expect to use the net proceeds over the coming 12-month period for general corporate purposes, primarily as outlined below.

Offering Expenses                                 $ 35,000

Working Capital                                   $665,000
                                                  --------
Total                                             $700,000

      Estimated offering expenses include legal counsel fees and costs, accounting fees and costs, printing costs, mailing and travel expenses, and related costs. Our management believes that no broker/dealer assistance will be required.

      Working capital is the amount of our current assets, such as cash, receivables and inventory, in excess of our current liabilities, such as accounts payable. As proceeds are received, they would be added to cash bank balances, increasing working capital. Working capital may be used to pay the salaries and expenses of employees, including management personnel, although management has not received any salary to date.

      Our officers, directors, and their affiliates have provided us with initial equity capital in the amount of $ 140,000. They have been issued 1,002,500 shares of Common Stock in return for this and for organizational and developmental services rendered to us. See "Certain Relationships and Related Transactions".

                                 CAPITALIZATION

      The following table sets forth our capitalization as of December 31, 1998 and as adjusted, on a pro forma basis, to give effect to the issuance and sale by us of the Securities offered hereby. The table does not assume the exercise of the Class A Redeemable Warrants or the Class B Redeemable Warrants. It also gives effect to $140,000 in additional capital contributions of officers and directors, and certain of their affiliates. This table should be reviewed in conjunction with our December 31, 1998 audited financial statements and the notes thereto included elsewhere in this Prospectus:

                                                         December 31, 1998
                                                    ----------------------------
                                                    Actual           Adjusted(1)
                                                    ------           -----------
Loans payable .............................         73,372            74,422

Stockholders' equity
  Common stock, $.001 par value; ..........             10                20
    20,000,000 shares authorized;

  Additional paid-in capital ..............          9,748           829,748
  Retained earnings (Deficit) .............        (78,754)          (53,792)
                                                   -------           -------

    Total Stockholders' equity ............        (68,996)          775,796
                                                   -------           -------

Total Capitalization ......................          4,376           850,398

----------

(1) Assumes net offering proceeds of $665,000 from the complete sale of 1,000,000 shares of Common Stock, 1,000,000 Class A Redeemable Warrants, and 1,000,000 Class B Redeemable Warrants, and additional capital contributions of $140,000 from officers, directors, and certain of their affiliates.

                                    DILUTION

      The following table shows, on a pro forma basis determined as of December 31, 1998, the difference between existing stockholders and new investors purchasing Securities in this offering.

                                         Shares Purchased           Total Consideration
                                    ------------------------        ---------------------
                                                    Percent                      Percent        Average Price
                                      Number        of Total         Amount      of Total         Per Share
                                    ---------       --------        --------     --------       -------------
Present stockholders                1,002,500        50.1%          $140,000      17.39%           $0.139
New stockholders                    1,000,000        49.9%          $665,000      82.61%           $0.665

  TOTAL                             2,002,250         100%          $805,000       100%            $0.40

      On December 31, 1998, we had a net book value of ($68,996), or ($0.07) per share (based on 1,002,500 shares outstanding which gives effect to a 1:10,000 forward stock split). The net tangible book value per share is equal to the Company's total tangible assets, less our total liabilities, and divided by our total number of shares of common stock outstanding. After giving effect to the sale of the Common Stock and associated Warrants at the public offering price of $0.50 per Share and $0.10 per Warrant, the application of the estimated net offering proceeds, and after giving effect to a 1:10,000 forward stock split and additional capital contributions of $140,000 by certain of our officers, directors, and their affiliates, our net tangible book value, as of December 31, 1998, would have been $735,995, or $0.37 per share. This represents an immediate increase in net tangible book value of $0.45 per share to existing stockholders, and an immediate dilution of $0.22 per share to new investors purchasing shares in this offering. Based on the above, the following table illustrates the per share dilution in net tangible book value per share to new investors:

Public offering price per share                    $0.50
 of Common Stock

Value per share due to sale of Warrants            $0.10

Net tangible book value per share
as of December 31, 1998                            $(0.07)

Increase per share attributed to
investors in this offering                         $0.60

Net tangible book value per share
as of December 31, 1998,
after (i) the offering and
(ii) issuance of Securities to
management, directors and affiliates               $0.38

Net tangible book value dilution per
share to new investors                             $0.22

                                 DIVIDEND POLICY

      We have not paid any cash dividends to date, and we do not expect to pay dividends in the foreseeable future. We intend, in the short term at least, to use all available funds to develop our business.

                              PLAN OF DISTRIBUTION

No Broker-Dealer Or Selling Agent Planned At Present

      We are offering (i) one million shares of our Common Stock at an offering price of $0.50 per share, (ii) one million Class A Redeemable Warrants at an offering price of $0.10 per

Warrant, and (iii) one million Class B Redeemable Warrants at an offering price of $0.10 per Warrant, in each case, through our officers and directors on a "best-efforts" basis. We are planning to manage the offering without the use of an underwriter, and because of that, there will not be any underwriting discounts or sales commissions. The Securities will be offered and sold by our officers and directors, who will receive no sales commissions or other compensation, except for reimbursement of expenses actually incurred on our behalf for such activities. In connection with their efforts, they will rely on the "safe harbor" provisions of Rule 3a4-1 of the Securities and Exchange Act of 1934, as amended (the "1934 Act"). Generally speaking, Rule 3a4-1 provides an exemption from the broker/dealer registration requirements of the 1934 Act for persons associated with an issuer. Following the receipt of $120,000 in gross proceeds, all subscriptions will be paid directly to us upon receipt. No person or group has made any commitment to purchase any or all of the Securities. Nonetheless, the officers and directors will use their best efforts to find purchasers for the Securities. We cannot state at this point how many Securities will be sold.

      Our officers and directors anticipate making sales of the Securities to parties whom we believe may be interested, or who have contacted us expressing an interest in purchasing the Securities. We may sell Securities to such parties if they reside in a state in which (i) the Securities may be sold legally and
(ii) we are also permitted to sell the Securities. However, we are not obligated to sell Securities to any parties and we may refuse to do so.

Minimum Offering Amount

      We have established a minimum offering amount of $120,000 from the sale of Common Stock and Warrants and will escrow investor money pending sale of this amount. Upon receipt of the Minimum Amount, each subscription for Securities in this offering that is accepted by us will be credited immediately to our Company cash accounts, and such funds may be spent by us at our discretion, without any waiting period or other contingency.

Determination Of The Offering Price

      Prior to this offering, there has been no market for the Common Stock and/or Warrants of the Company, and, as a development stage company, we have essentially had no substantial business operations to date. The offering price has been determined arbitrarily by our Board of Directors.

      We reserve the right to reject any subscription in full or in part, and to terminate the offering at any time.

      No person, individual or group has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, that information and representations must not be relied on as having been authorized by us or our officers. This prospectus is not an offer to sell, or a solicitation of an offer to buy, any of the Securities it offers to any person in any jurisdiction in which that offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that the information in this Prospectus is correct as of any date later than the date of this Prospectus.

      The Securities may only be offered, sold or traded in those states where the offering and/or Securities have been registered, or where there is an exemption from registration.

      Purchasers of Securities, either in this offering or in any subsequent trading market which may develop, must be residents of states in which the Securities are registered or exempt from registration. Some of the exemptions are self-executing, that is to say that there are no notice or filing requirements, and compliance with the conditions of the exemption render the exemption applicable. See "Risk Factors - We May Be Subject to Government Regulation".

Legal Proceedings

      We have not been, nor has our property been, the subject of any pending legal proceeding.

                         DIRECTORS, EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS

      Listed below are our Officers and Directors and their previous experience. The Directors have been elected by the present shareholders and shall serve for terms of one year, or until their successors are elected and have qualified. Officers are appointed by, and serve at the pleasure of, the Board of Directors.

Officers And Directors

Jack Rubinstein, President, CEO and Director

      Mr. Rubinstein, age 50, is the General Partner of DICA Partners, an investment hedge fund located in Hartsdale, New York, which commenced operations in 1991. Mr. Rubinstein also acts as a management and financial consultant to various public companies in the telecommunications industry. He was a founding public board member of CD Radio, Inc. and aided in the funding of the Molloy Group, a help desk software developer. Mr. Rubinstein is also a founding member of The Capital Market Advisors Network, a consortium of consultants aiding the capital market needs of emerging private and smaller public companies.

      Mr. Rubinstein began his business career as a securities analyst with Shearson Hammill & Co., specializing in the electrical equipment and business services industries. After seven years as an analyst, he joined Bear Stearns & Co. where he was a Director, managing the proceeds of corporate insider securities sales. At Bear Stearns, he also managed the derivatives investments of several senior officers, as well as a few select individual clients. In 1988, Mr. Rubinstein joined Morgan Stanley & Co. where, in addition to serving corporate officers and select individual clients, he provided his expertise to private investment partnerships. Mr. Rubinstein is a graduate of Cornell University and received an MBA in Finance from New York University.

R. Scott Barter, Director

      Mr. Barter, age 52, is the Founder, Chairman, Chief Executive Officer and a Director of Unifund Financial Group, Inc. and Unifund America, Inc. Mr. Barter has been engaged in the securities industry in the United States and abroad since August, 1975. He has been licensed with the National Association of Securities Dealers and as a member of the National Futures Association. He has been registered as a representative with the United Kingdom National Association of Securities Dealers and Investment Managers (now FSA) and in addition, has held a Representative's license to deal in securities from the United Kingdom Department of Trade and Industry.

      Mr. Barter has served as a senior officer/director of various brokerage firms and has acted as advisor to and consultant for both publicly and privately traded companies in the United States and the United Kingdom. He has diverse investment experience combined with an extensive background in the areas of corporate finance and the private client/independent investor.

Douglas Harrison-Mills, Director

      Mr. Harrison-Mills, age 48, is a Director of Unifund Financial Group, Inc. and Unifund America, Inc. and has an extensive background in financial services and communications, working both in the City of London and on Wall Street. He is also currently a Director of Haversham Consulting Ltd, a UK-based consulting firm. Prior to founding Haversham, he was Marketing Manager of Elders Investment Management Ltd. (a European subsidiary of the investment banking arm of the international conglomerate, formerly known as Elders IXL) and was responsible for the marketing of EIM's products and services throughout the UK, Europe and North America.

      He has been registered as a Representative with the UK National Association of Securities Dealers and Investment Managers (now FSA), has held both a Principal's and a Representative's license to deal in securities from the UK Department of Trade and Industry and has been registered with IMRO (the Investment Managers Regulatory Organization).

      Mr. Harrison-Mills has advised clients from a variety of business sectors in England, Europe, the United States and Australia; and his work has won a number of international creative awards: a "Clio" plus eight Clio Certificates of Excellence; a Federation of Commercial Television Stations Award and a National Retail Merchants Association Award. His business development experience, on both the client and consultancy side, has spanned most facets of strategic planning, corporate communications and corporate finance, involving him in a number of new product launches and company start-up situations.

William Bradford Smith, II, Director

      Mr. Smith, age 50, has been a director of Unifund Financial Group, Inc. since April 1999. Mr. Smith has also been a director of Unifund America, Inc. since 1998. Since July 1991, Mr. Smith has been a Director and President of WBS&A Ltd., a management consulting firm.

      Mr. Smith founded the Small Corporate Offering Registration Task Force, has served as an advisor to the Texas Delegation to the 1995 White House Conference on Small Business, and attended and has made recommendations to the 15th, 16th, and 17th Annual SEC's Government-Business Forums on Small Business Capitalization, the Small Business Capital Foundation Committee at the 1997 North American Securities Administrators Association annual conference and the University of Southern California's SEC and Financial Reporting Institutes Forum on Selected Issues of Small Business Capital Formation.

      Mr. Smith serves as Chairman of the Board of the non-profit Investors Research Institute ("IRI") and has worked with IRI projects for small publicly traded companies to be followed by securities analysts and to develop information disclosure standards and best practices.

      Mr. Smith has helped organize, sponsor and/or spoken at small business capital formation conferences including the Dallas Federal Reserve Bank's "Capital Solutions for Small Businesses," Greater Austin Chamber of Commerce's SCOR conferences, Houston/Galveston Area Council's "Capitalizing a Small Business," International Quality and Productivity Center's "Stock Trading on the Internet," Loyola-Marymount University's Los Angeles SCOR a Million symposium, Southern California Edison's "Understanding Equity Capital" seminar, five SEC Town Hall Meetings on Small Business Capital Formation and the Seattle SCOR $1,000,000 (and more) Small Business Capital Formation Seminar.

      Mr. Smith was president of a division of Johnstown/Consolidated Capital, president of Bradford Investment Company, and division vice president of Valley Federal Savings and Loan, and Relco Industries.

      Mr. Smith is the author of "Guide to Strategic Thinking" and received his MBA from Pepperdine University and a BBA from the University of Oklahoma.

Alan Scott, Director and Secretary

      Mr. Scott, age 40, has been the assistant secretary of Unifund
Financial Group, Inc. since its formation. Since 1984, Mr. Scott has been engaged in the practice of law. Mr. Scott is admitted to the bars of the States of Florida and New York. Mr. Scott received his B.A. from the University of Tennessee at Knoxville and his J.D. from Cornell University.

Harold G. Halcrow, Ph.D., Advisor*

      Professor Halcrow, age 87, earned his Ph.D. in Economics from the University of Chicago and received his B.S. from North Dakota State University and his M.S. from Montana State University. Currently, he is Professor Emeritus of Agricultural Economics at the University of Illinois, Champaign-Urbana. Earlier, he served on the faculties of Montana State University

* Not an officer or director, but may be deemed a "significant employee" and the University of Connecticut. He has also served as Visiting Professor at Stanford University and the University of California, Berkeley.

      Professor Halcrow is author or co-author of eight books, numerous research publications, journal articles and extensive reports, and the editor of two books. He is a Fellow of the American Agricultural Economics Association (AAEA), and has served as the AAEA representative on the Board of Directors of the National Bureau of Economic Research, New York. Professor Halcrow has worked as a consultant to the US Department of Commerce, the US Department of Agriculture and the State of Illinois Economic Technical Advisory Committee. He is recognized for his contributions to the business and academic world by Who's Who in America, Who's Who in the Midwest, the Directory of American Scholars, the National Registry of Prominent Americans and International Notables and the International Authors and Writers Who's Who.

Harris Schiff, Consultant*

      Mr. Schiff, age 54, is Vice President in charge of Management Information Systems and Internet Applications for Unifund Financial Group, Inc. Prior to joining Unifund, he was employed by Kramer Levin Natalis & Frankel, LLP (Kramer Levin), a large New York City law firm with a substantial corporate practice. Mr. Schiff's responsibilities at Kramer Levin included management of the firm's voluminous electronic financial filings via EDGAR on behalf of its corporate clients. EDGAR is the SEC's program and interface for computerized reporting of, and access to, SEC filing information.

Federico Brown, Consultant*

      Mr. Brown, age 35, is presently the director of Interactive Concepts, an internet investor information service based in Austin, Texas. Previously he worked with Percentage Plus Investments, an investment advisory firm also located in Austin. Before the advent of the world wide web, Mr. Brown conducted financial management and national investment seminars, and operated Telestock One, a premier computer bulletin board for investors. Mr. Brown designed and presently maintains Money$earch.com, an interactive investment site on the Internet. On behalf of Money$earch.com, Mr. Brown secured co-branding arrangements with BigCharts, Zack's, Worldlyinvestor.com, EDGAR Online and other large real-time financial data resources as well as e-commerce arrangements with advertisers on the website.

Arthur Gager, Consultant*

      Mr. Gager, age 57, is a New York based graphics artist specializing in art direction, graphic design, desktop publishing and illustration for both print and internet media. From 1982 through 1990 he was senior Producer and Art Director for Grey Advertising. He assisted with various client accounts including Mitsubishi Motors, Stroh's Brewing, Canon Cameras, General Mills, Kraft General Foods, U.S. Government JRAP, Quaker State, B.F. Goodrich, Red Lobster, Procter & Gamble, and Olin Chemicals. From 1975 until 1982 he worked with other major New York advertising firms, including Kenyon & Eckhardt and
J. Walter Thompson.

* Not an officer or director, but may be deemed a significant employee

Employment Agreements

      We do not presently have any employment or consulting agreements, although we may enter into employment agreements with certain officers, directors or other key personnel.

Relationships Amongst Management

      There are no family relationships amongst the management of the Company.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following tables set forth certain information regarding the beneficial ownership of shares of Common Stock of the Company by our officers, directors and those holders of five percent (5%) or more of stock in our Company both prior to the offering as well as after completion of the offering. Based on information furnished by these individuals and/or groups, we believe that they are the beneficial owners of the Common Stock listed below, and unless otherwise noted, have sole investment and voting power with respect to such shares, except in those cases where community property laws may apply.

      Prior to the offering and according to the records provided by the Company (which currently has 1,002,500 shares of Common Stock outstanding), the officers, directors and holders of five percent (5%) or more of our Common Stock, owned the following number of shares:

                                           Number
            Name                          of Shares                 Percentage
      --------------------------------------------------------------------------

      Jack Rubinstein                       250,000                 25.00%
      Unifund Financial Group, Inc.*        250,000                 25.00%
      R. Scott Barter                       250,000                 25.00%
      Unifund America, Inc. *               100,000                 10.00%
      Douglas Harrison-Mills                 50,000                  5.00%
      Brad Smith                             50,000                  5.00%
      Alan Scott                             25,000                  2.50%
      (All officers and directors
        as a group - 5 persons)              975,000                97.50%

      *These entities are controlled by Mr. Barter and their share ownership in us is attributed to him.

                          TOTALS             975,000                97.50%
                                          =========                 =====

      Upon completion of the offering, officers, directors and holders of five percent (5%) or more of our Common Stock will hold, in the aggregate, 975,000 shares issued and outstanding, if the Minimum Amount is sold and 975,000 shares issued and outstanding if the Maximum Amount is sold and all Warrants are exercised:

                                                                 Percentage of Common Stock
                                           Number              ------------------------------
      Name of Owners                      of Shares              Minimum            Maximum
                                        -----------------------------------------------------
      Jack Rubinstein                      250,000                20.45%             6.25%
      Unifund Financial Group, Inc.        250,000                20.45%             6.25%
      R. Scott Barter                      250,000                20.45%             6.25%
      Unifund America, Inc.                100,000                 8.18%             2.50%
      Douglas Harrison-Mills                50,000                 4.09%             1.25%
      Brad Smith                            50,000                 4.09%             1.25%
      Alan Scott                            25,000                 2.05%             0.63%

(All officers and directors
      as a group -5 persons)

                      TOTALS               975,000                79.76%            24.38%
                                         =========                =====             =====

                            DESCRIPTION OF SECURITIES

      The Securities offered for sale consist of (i) 1,000,000 shares of Common Stock, par value $0.001 per share, which can be purchased for $0.50 per share,
(ii) 1,000,000 Class A Redeemable Warrants, which can be purchased for $0.10 per Warrant, and which may be exercised for one share of Common Stock at an exercise price of $3.00 per share, and (iii) 1,000,000 Class B Redeemable Warrants, which can be purchased for $0.10 per Warrant and which may be exercised for one share of Common Stock at an exercise price of $5.00 per share. Subject to applicable offering Minimum Amounts, an investor must purchase the same number of Class A Redeemable Warrants or Class B Redeemable Warrants as shares of Common Stock.

Common Stock

      We are authorized to issue up to 20,000,000 shares of Common Stock, par value $.001 per share, of which 1,002,500 shares are outstanding on the date hereof. Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may be outstanding, if and when the Board of Directors declares dividends, holders of Common Stock are entitled to ratably receive, such dividends. Upon the liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Common Stock is not convertible, nor does it have any preemptive rights. The outstanding Common Stock is validly authorized and issued, fully paid, and nonassessable.

      We will, at all times, reserve a sufficient number of authorized but unissued shares to accommodate the exercise of Warrants. There is no assurance that any such exercise will take place and therefore no assurance that we will have available to us proceeds from an exercise.

Warrants

      The Company will offer Class A Redeemable Warrants and Class B Redeemable Warrants. The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of each Warrant and its related Warrant Agreement, the forms of which have been filed as exhibits to the registration statement of which this Prospectus forms a part. Both the Class A Redeemable Warrant and the Class B Redeemable Warrant and the Class A Redeemable Warrant Agreement and Class B Redeemable Warrant Agreement can be inspected and copied by the public at the offices of the SEC in Washington, D. C., New York, New York, and Chicago, Illinois (see "Additional Information").

                         The Class A Redeemable Warrants

      The Class A Redeemable Warrants will be issued in registered form pursuant to an agreement dated the date of this Prospectus between the Company and American Stock Transfer Company (the "Class A Redeemable Warrant Agent"). One Class A Redeemable Warrant represents the right of the registered holder to purchase one share of Common Stock at an exercise price of $3.00 per share, subject to adjustment (the "Class A Exercise Price") The Class A Redeemable Warrants are subject to adjustment in the Purchase Price and in the number of shares of Common Stock and/or other securities deliverable upon the exercise of the Class A Redeemable Warrants in the event of certain stock dividends, stock splits, reclassifications, reorganizations, consolidations or mergers.

      The Class A Redeemable Warrants may be exercised at any time after issuance, until the close of business on May 28, 2004 (the "Class A Expiration Date"). After the Expiration Date, the Class A Redeemable Warrants become void and of no value. A holder of the Class A Redeemable Warrants may exercise them at the office of the Class A Redeemable Warrant Agent (now located at 2 Broadway, NY, NY 10004) by surrendering his or her Warrant, and paying the Exercise Price for each Warrant being exercised.

      No holder of the Class A Redeemable Warrants will be entitled to vote or to receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until the Class A Redeemable Warrants have been duly exercised and the Purchase Price paid in full.

      The Class A Redeemable Warrants are subject to redemption by the Company anytime on 30 days written notice at a redemption price of $.01 per Warrant, provided that the trading price of the underlying Common Stock is at least $150% of the then current per share exercise price for 20 or more consecutive trading days. Upon notice of redemption, holders of the Class A Redeemable Warrants will forfeit all rights thereunder except the rights to receive the $0.01 per share redemption price and to exercise them during the relevant 30-day notice period.

      If required, the Company will file a post-effective amendment to the registration statement with the Commission with respect to the Common Stock underlying the Class A Redeemable Warrants prior to the exercise of the Class A Redeemable Warrants and deliver a prospectus with respect to Such Common Stock to all Class A Redeemable Warrant holders as required by Section 10(a)(3) of the Securities Act of 1933.

                         The Class B Redeemable Warrants

      The Class B Redeemable Warrants will be issued in registered form pursuant to an agreement dated the date of this Prospectus between the Company and Continental Stock Trust and Transfer Company (the "Class B Redeemable Warrant Agent"). One Class B Redeemable Warrant represents the right of the registered holder to purchase one share of Common Stock at an exercise price of $5.00 per share, subject to adjustment (the "Class B Exercise Price"). The Class B Redeemable Warrants are subject to adjustment in the Exercise Price and in the number of shares of Common Stock and/or other securities deliverable upon the exercise of the Class B Redeemable Warrants in the event of certain stock dividends, stock splits, reclassifications, reorganizations, consolidations or mergers.

      The Class B Redeemable Warrants may be exercised at any time after issuance, until the close of business on May 28, 2004 (the "Expiration Date"). After the Expiration Date, the Class B Redeemable Warrants become void and of no value. A holder of the Class B Redeemable Warrants may exercise them at the office of the Class B Redeemable Warrant Agent (now located at 2 Broadway, NY, NY 10004) by surrendering his or her Warrant, and paying the Class B Exercise Price for each Class B Redeemable Warrant being exercised.

      No holder of the Class B Redeemable Warrants will be entitled to vote or to receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until the Class B Redeemable Warrants have been duly exercised and the Exercise Price paid in full.

      The Class B Redeemable Warrants are subject to redemption by the Company anytime on 30 days written notice at a redemption price of $.01 per Warrant, provided that the trading price of the underlying Common Stock is at least 150% of the then current per share exercise price for 20 or more consecutive trading days. Upon notice of redemption, holders of the Class B Redeemable Warrants will forfeit all rights thereunder except the rights to receive the $0.01 per share redemption price and to exercise them during the relevant 30-day notice period.

      If required, the Company will file a post-effective amendment to the registration statement with the Commission with respect to the Common Stock underlying the Class B Redeemable Warrants prior to the exercise of the Class B Redeemable Warrants and deliver a prospectus with respect to such Common Stock to all Class B Redeemable Warrant holders as required by Section 10(a)(3) of the Securities Act of 1933. (See "Risk Factors--We May Be Subject to Government Regulation.")

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

      The Company's Financial Statements as of December 31, 1998 and March 31, 1999 and for the period from June 23, 1997 (Date Operations Commenced) to March 31, 1999 were passed upon by Thomas P. Monahan, independent certified public accountant. Certain legal matters in connection with the registration of the Securities were passed upon by Kaplan Gottbetter & Levenson, LLP, counsel to the Company.

                     CERTAIN PROVISIONS OF OUR ARTICLES AND
                  BY-LAWS AND DISCLOSURE OF COMMISSION POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      The Company's Amended Certificate of Incorporation and By-laws contain provisions eliminating the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Delaware statutory provisions making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

      In addition, the Amended Certificate and By-Laws provide mandatory indemnification rights, subject to limited exceptions, to any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware General Corporation Law.

                            DESCRIPTION OF PROPERTY

      Our principal place of business is at 250 East Hartsdale Avenue, Suite 21, Hartsdale, New York. We believe that we could readily secure office space in the future should we need to, although we would be required to pay prevailing rental rates.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Mr. Rubinstein was the sole shareholder of the Company during the year ending 1997. On June 24, 1997, one day after incorporation and at a time when the Corporation had substantially no assets and had not commenced substantial operations, he purchased 100 shares of Common Stock in a transaction which did not involve any public offering. During the year ending December 31, 1998, officers, directors certain of their affiliates, and certain consultants were issued shares. After such issuance, the officers, directors and affiliates owned shares in the following amounts: Mr. Barter: 25 shares, Unifund Financial Group,
Inc.: 25 shares, Unifund America, Inc.: 10 shares, Mr. Rubinstein: 25 shares, Mr. Harrison-Mills: 5 shares, Mr. Smith: 5 shares; Mr. Scott: 2.5 shares, Mr.
Halcrow: 1 share, and Mr. Schiff: 1 share, Mr. Brown: 0.5 share, Mr. Gager: 0.25 shares. These shares were all issued in transactions not involving any public offering. On May 25, 1999, we filed an Amended and Restated Certificate of Incorporation pursuant to which we performed a forward split of our Common Stock in the ratio of 1:10,000. This resulted in the holdings which are reported in the initial table of "Security Ownership of Certain Beneficial Owners and Management".

      The following officers and directors and related parties have provided us with additional capital, which in the aggregate, totals $ 140,000.

                  Jack Rubinstein                    $80,000
                  Unifund Financial Group, Inc.      $25,000
                  Unifund America, Inc.              $10,000
                  R. Scott Barter                    $25,000

      At the first closing, pursuant to a management agreement between ourselves and Unifund America, Inc., merchant bank advising on this transaction and Pipeline Data, we will commence monthly payments to Unifund America of $1,500 per month for a period of 18 months.

      Mr. Rubinstein has previously provided loans to the Company which aggregated $72,622 from inception through March 31, 1999.

                            MARKET FOR COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

Shares Eligible For Future Sale

      Upon completion of this offering, assuming the sale of all Common Stock being offered, we will have outstanding 2,002,500 shares of Common Stock. All such shares will be freely tradable without restriction or further registration under the Securities Act, except for any shares held by an "affiliate" of the Company (ie. a person controlling, controlled by or under common control with us), which may be sold only while this registration statement or another registration statement covering sales by those affiliates is effective or in accordance with the resale limitations of Rule 144 adopted under the Securities Act. None of the shares held by any officer, director, or their affiliates are subject to any "lock-up" agreement or similar arrangement.

      In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including "affiliates" as that term is defined under the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) one percent (1%) of the then outstanding shares of the Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission. Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of certain current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an "affiliate" of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to these limitations.

      The Company's Common Stock is not listed or quoted on any organized exchange or other trading market, nor have we applied for a formal listing or quotation. We do not currently meet the numerical requirements to have our shares listed on a United States stock exchange or quoted on the NASDAQ over-the-counter market. A trading market may not develop or be sustained. The post-offering fair value of the Company's common stock, whether or not any secondary trading market develops, is variable and may be impacted by the business and financial condition of the Company, as well as factors beyond the Company's control. Sales of substantial amounts of shares in any public market could cause lower market prices and even make it difficult for the Company to raise capital through a future offering of our equity securities. In that connection, investors should note that we are registering all shares held by our officers, directors and principal shareholders for sale after we complete the sale of all the shares we intend to sell. This market overhang may adversely affect the price at which our shares are quoted, whether or not any of these individuals sell their shares.

                             EXECUTIVE COMPENSATION

      Our officers and directors do not currently receive any compensation, and no officer received any compensation during the fiscal year ended December 31, 1998. However, upon the receipt of additional financing which may include the proceeds of this offering, the board of directors may approve compensation to both officers and members of the board.

                              FINANCIAL STATEMENTS

      Registrant's Financial Statements as of December 31, 1998 and March 31, 1999 and for the years ended December 31, 1997 and December 31, 1998, and the independent auditor's report of Thomas P. Monahan with respect thereto, appear on pages F-2 through F-4 of this Registration Statement on Form SB-2. Registrant's Unaudited Financial Statements for the period from June 23, 1997 to March 31, 1999, for the months ended March 31, 1999, and for the three months ended March 31, 1998 appear on pages F-3 and F-4 of this Registration Statement on Form SB-2.

                        CHANGES IN AND DISAGREEMENTS WITH
               ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      None.

Where Can Investors Find Additional Information

      A Registration Statement on Form SB-2, including amendments thereto, relating to the shares offered hereby has been filed with the Securities and Exchange Commission. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the Securities offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the Northeast Regional Office located at 7 World Trade Center, 13th Floor, New York, New York, 10048, and the Midwest Regional Office located at Northwest Atrium Center, 500 Madison Street, Chicago, Illinois 60661-2511 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains information regarding registrants that file electronically with the Commission.

                               THOMAS P. MONAHAN
                           CERTIFIED PUBLIC ACCOUNTANT
                              208 LEXINGTON AVENUE
                           PATERSON, NEW JERSEY 07502
                                (201) 790-8775
                              Fax (201) 790-8845

To The Board of Directors and Shareholders of Pipeline Data, Inc. (a development stage company)

I have audited the accompanying balance sheet of Pipeline Data, Inc. (a development stage company) as of December 31, 1998 and the related statements of operations, cash flows and shareholders' equity for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

       I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

       In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pipeline Data, Inc. (a development stage company) as of December 31, 1998 and the results of its operations, shareholders equity and cash flows for the year ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

       The accompanying financial statements have been prepared assuming that Pipeline Data, Inc. (a development stage company) will continue as a going concern. As more fully described in Note 2, the Company has incurred operating losses since the date of reorganization and requires additional capital to continue operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are described in Note 2. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of Pipeline Data, Inc. (a development stage company) to continue as a going concern.




    Thomas Monahan
    --------------
Thomas P. Monahan, CPA
May 10, 1999
Paterson, New Jersey

                              PIPELINE DATA, INC.
                         (A development stage company)
                                 BALANCE SHEET

                                                                                    December 31,  March 31,
                                                                                        1998        1999
                                                                                        ----        ----
                                   Assets
Current assets
  Cash and cash equivalents                                                          $  4,367     $ 30,379
                                                                                     --------     --------
  Current assets                                                                        4,367       30,379

Property and equipment                                                                    -0-          -0-



Total assets                                                                           $4,367      $30,379
                                                                                     ========     ========


                      Liabilities and Stockholders' Equity

Current liabilities
   Officer loans payable                                                              $72,622      $74,422
                                                                                     --------     --------
  Total current liabilities                                                            72,622       74,422

Stockholders' equity
  Preferred stock authorized 1,000 shares, $0.001 par value each. At December
31, 1998 and March 31, 1999 there are -0- and -0- shares outstanding respectively.
  Common Stock authorized 2,000 shares, $0.001 Par value each. At December 31,
1998 and March 31, 1999, there are 1,002,500 and
1,002,500  shares outstanding  respectively.                                            1,002        1,002
Additional paid in capital                                                             12,747       12,747
Deficit accumulated during development stage                                          (82,004)     (57,042)
                                                                                     --------     --------
Total stockholders' equity                                                            (68,255)      68,255
                                                                                     --------     --------
Total liabilities and stockholders' equity                                           $  4,367     $ 30,379
                                                                                     ========     ========

                See accompanying notes to financial statements.

                               PIPELINE DATA, INC.
                          (A development stage company)
                             STATEMENT OF OPERATIONS

                                                                                          For the                    For the period
                                                                                       three months  For the three  from inception,
                                                         For the year    For the year      ended      months ended   June 23, 1997,
                                                             ended          ended        March 31,     March 31,      to March 31,
                                                         December 31,    December 31,      1998           1999            1999
                                                             1997            1998        Unaudited     Unaudited       Unaudited
                                                             ----            ----        ---------     ---------       ---------
Revenue                                                       $-0-        $22,500           -0-        $30,000          $52,500

Costs of goods sold                                            -0-            -0-           -0-            -0-              -0-
                                                          ---------      ---------     ---------       --------

Gross profit                                                   -0-         22,500           -0-         30,000           52,500

Operations:
  General and administrative                                32,003         66,277        10,005          3,988          102,268
  Depreciation and  amortization                             2,852                                                        2,852
                                                          ---------                                                    ---------
  Total expense                                            (34,855)        66,277        10,005          3,988          105,120
Income from operations                                     (34,855)       (43,777)      (10,005)        26,012          (52,620)

Other income and expenses
  Interest expense                                             765          2,607           900          1,050            4,422
                                                          ---------      ---------     ---------       --------        ---------
Total other expenses                                           765          2,607           900          1,050            4,422

Income (loss)                                             $(35,620)      $(46,384)     $(10,905)       $24,962         $(57,042)
                                                          =========      =========     =========       ========        =========

Net income (loss) per share - basic
Number of shares outstanding - basic                           100            100           100            100              100
                                                               ===            ===           ===            ===              ===






                See accompanying notes to financial statements.

                              PIPELINE DATA, INC.
                         (A development stage company)
                            STATEMENT OF CASH FLOWS
      For the period from inception, February 13, 1999, to March 31, 1999

                                                                                                                 For the period from
                                           For the year      For the year      For the three     For the three   inception, June 23,
                                               ended             ended         months ended      months ended     1997, to March 31,
                                            December 31,     December 31,     March 31, 1998    March 31, 1999          1999
                                               1997              1998            Unaudited         Unaudited          Unaudited
                                               ----              ----            ---------         ---------          ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                          $(35,620)         $(46,384)         $(10,905)           $24,962            $(57,042)
  Non cash transactions                                           3,250                                                    3,250
  Depreciation                                  2,852                                                                      2,852
                                             --------                                                                   --------
TOTAL CASH FLOWS FROM OPERATIONS              (32,768)          (43,134)          (10,905)            24,962             (50,940)

CASH FLOWS FROM INVESTING ACTIVITIES
  Property and equipment                       (2,852)                                                                    (2,852)
                                             --------                                                                   --------
TOTAL CASH FLOWS FROM INVESTING ACTIVITIES     (2,852)                                                                    (2,852)
CASH FLOWS FROM FINANCING ACTIVITIES
  Officer loan payable                         35,765            37,607            25,900              1,050              74,422
  Sale of common stock                          9,749                                                                      9,749
                                             --------                                                                   --------
TOTAL CASH FLOWS FROM FINANCING ACTIVITIES     45,514            37,607            25,900              1,050              84,171


NET INCREASE (DECREASE) IN CASH                 9,894            (5,527)           14,995             26,012              30,379
CASH BALANCE BEGINNING OF PERIOD                  -0-             9,894             5,641              4,367                 -0-
                                             --------           -------           -------            -------            --------
CASH BALANCE END OF PERIOD                     $9,894           $ 4,367           $20,636            $30,379            $ 30,379
                                             ========           =======           =======            =======            ========

                 See accompanying notes to financial statements

                               PIPELINE DATA, INC.
                          (A development stage company)
                        STATEMENT OF STOCKHOLDERS EQUITY

                                                                                    Deficit accumulated
                                      Common            Common      Additional       during development
Date                                   Stock             Stock    paid in capital          stage          Total
----                                   -----             -----    ---------------          -----          -----
06-24-1997(1)                              100              $1          $9,748                             $9,749
                                           ===              ==          ======                             ======
Forward split of shares              1,000,000          $1,000          $8,749                             $9,749
12-18-1998
Cancellation of shares 12-18-1998      (75,000)          $(750)           $750
Net loss                                                                                    (35,620)      (35,620)
                                                                                           ---------     ---------
12-31-1997 restated                    250,000            $250          $9,499             $(35,620)     $(25,871)

Shares issued for consulting fees      752,500            $752           3,248                              4,000
Net loss                                                                                    (46,384)      (46,384)
                                                                                           ---------    ----------
12-31-1998                           1,002,500          $1,002         $12,747             $(82,004)     $(68,255)

Unaudited
Net profit                                                                                   24,962        24,962
                                                                                           ---------     ---------
03-31-1999                           1,002,500           1,002         $12,747             $(57,042)     $(43,293)
                                     =========          ======         =======             =========     =========

                See accompanying notes to financial statements

                               PIPELINE DATA, INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1998


       Note 1 - Organization of Company and Issuance of Common Stock
                ----------------------------------------------------

       a. Creation of the Company

       Pipeline Data, Inc., (the "Company") was formed under the laws of Delaware on June 23, 1997 and is authorized to issue 2,000 shares of common stock, $0.001 par value each and 1,000 shares of preferred stock, $0.01 par value each. In May, 1999, the Company amended its certificate of incorporation increasing the authorized number of shares of common stock to 20,000,000, $0.001 par value each and increasing the authorized number of shares of preferred stock to 5,000,000, $0.01 par value each.

       b. Description of the Company

       The Company is considered to be a development stage business that is in the process of developing a web site on the World Wide Web for the purpose of providing information to healthcare consumers and consulting.

       c. Issuance of Shares of Common Stock

       On June 24, 1997, the Company sold 100 shares to Mr. Jack Rubenstein in consideration for $100 cash.

       Between June 20, 1997 to August 20, 1997, Mr. Rubenstein contributed to the Company's capital an additional $9,649 in expenses paid on behalf of the Company.

       On December 18, 1998, Mr. Rubenstein remitted back to the Company 75 shares of common stock for cancellation.

       On December 18, 1998, the Company issued 75.25 shares of common stock for an aggregate consideration of $4,000 in consulting services valued at $53.87 per share to the following individuals and companies and in the following amounts:
25 shares to R. Scott Barter; 25 shares to Unifund Financial Group, Inc.; 10 shares to Unifund America, Inc.; 5 shares to Douglas Harrison-Mills; Brad Smith; Alan Scott; Harris Schiff 1 share; 1 share to Harold Halcrow; 0.5 shares to Federico Brown; 0.25 shares to Arthur Gager.

       Subsequent to the date of the financial statements, the Company forward split the number of shares of common stock outstanding on March 31, 1999 in a ratio of 10,000 to one restating the number of shares of common stock from
100.25 to 1, 002,500 shares of common stock.

       Subsequent to the date of the financial statements, the shareholders' of the Company made an additional contribution of $140,000.

                               PIPELINE DATA, INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1998


       Note 2 - Summary of Significant Accounting Policies
                ------------------------------------------

       a. Basis of Financial Statement Presentation

       The accompanying unaudited financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $57,042 for the period from inception June 23, 1997 to March 31, 1999. These factors indicate that the Company's continuation as a going concern is dependent upon its ability to obtain adequate financing. The Company is anticipating that with the completion of a public offering and with the increase in working capital, the Company will be able to complete its web site and experience an increase in sales. The Company will require substantial additional funds to finance its business activities on an ongoing basis and will have a continuing long-term need to obtain additional financing. The Company's future capital requirements will depend on numerous factors including, but not limited to, continued progress developing its source of inventory of health care products, regulations relating to the Internet marketing business and initiating marketing penetration. The Company plans to engage in such ongoing financing efforts on a continuing basis.

       The financial statements presented consist of the balance sheet of the Company as at December 31, 1998 and the related statements of operations and cash flows for the period from inception, June 23, 1997 to December 31, 1997 and for the year ending December 31, 1998.

       The unaudited financial statements presented consist of the balance sheet of the Company as at March 31, 1999 and the related statements of operations and cash flows for the three months ended March 31, 1998 and 1999 and for the period from inception, June 23, 1997, to March 31, 1999.

       b. Cash and cash equivalents

       The Company treats temporary investments with a maturity of less than three months as cash.

       c. Revenue recognition

       Revenue is recognized when products are shipped or services are rendered.

       d. Selling and Marketing Costs

       Selling and Marketing - Certain selling and marketing costs are expensed in the period in which the cost pertains. Other selling and marketing costs are expensed as incurred.

       e. Use of Estimates

                               PIPELINE DATA, INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1998


       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       f. Asset Impairment

       The Company adopted the provisions of SFAS No. 121, Accounting for the impairment of long lived assets and for long-lived assets to be disposed of effective January 1, 1996. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. There was no effect of such adoption on the Company's financial position or results of operations.

       g. Research and Development Expenses

       Research and development expenses are charged to operations when incurred.

       h. Property and Equipment

       Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives using the straight line methods over a period of seven years. Maintenance and repairs are charged against operations and betterment's are capitalized.

       i. Significant Concentration of Credit Risk

       At March 31, 1999, the Company has concentrated its credit risk by maintaining deposits in several banks. The maximum loss that could have resulted from this risk totaled $-0- which represents the excess of the deposit liabilities reported by the banks over the amounts that would have been covered by the federal insurance.

       Note 3 - Related Party transactions

       a. Issuance of  Shares of Common Stock

       On June 24, 1997, the Company sold 100 shares to Mr. Jack Rubenstein in consideration for $100 cash.

       Between June 20, 1997 to August 20, 1997, Mr. Rubenstein contributed to the Company's capital an additional $9,649 in expenses paid on behalf of the Company.

       On December 18, 1998, Mr. Rubenstein remitted back to the Company 75 shares of common stock for cancellation.

                               PIPELINE DATA, INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1998


       On December 18, 1998, the Company issued 75.25 shares of common stock for an aggregate consideration of $4,000 in consulting services valued at $53.87 per share to the following individuals and companies and in the following amounts:
25 shares to R. Scott Barter; 25 shares to Unifund Financial Group, Inc.; 10 shares to Unifund America, Inc.; 5 shares to Douglas Harrison-Mills; Brad Smith; Alan Scott; Harris Schiff 1 share; 1 share to Harold Halcrow; 0.5 shares to Federico Brown; 0.25 shares to Arthur Gager.

       Subsequent to the date of the financial statements, the Company forward split the number of shares of common stock outstanding on March 31, 1999 in a ratio of 10,000 to one restating the number of shares of common stock from
100.25 to 1,002,500 shares of common stock.

       b. Office Location

       The Company occupies office space rent free on a month to month basis at the office of the President at 250 East Hartsdale Avenue, Hartsdale, New York, 10530

       c. Officer Loan 74,422.

       As of December 31, 1998 and March 31, 1999, the Company is obligated to repay officer loans to Mr. Jack Rubenstein, President of the Company aggregating $72,622 and $74,422 respectively including accrued interest of $2,622 and $4,422 respectively.

       Note 4 - Commitments and Contingencies
                -----------------------------

       At December 31, 1998 and March 31, 1999, the Company has not entered into any contracts or commitments.

       Note 5 - Income Taxes
                ------------
       The Company provides for the tax effects of transactions reported in the financial statements. The provision if any, consists of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities, if any represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. As of December 31, 1998 and March 31, 1999, the Company had no material current tax liability, deferred tax assets, or liabilities to impact on the Company's financial position because the deferred tax asset related to the Company's net operating loss carryforward and was fully offset by a valuation allowance.

       At March 31, 1999, the Company has net operating loss carry forwards for income tax purposes of $57,042. This carryforward is available to offset future taxable income, if any, and expires in the year 2010. The Company's utilization of this carryforward against future taxable income may become subject to an annual limitation due to a cumulative change in ownership of the Company of more than 50 percent.

       The components of the net deferred tax asset as of March 31, 1998 are as follows:

                               PIPELINE DATA, INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1998


         Deferred tax asset:
                  Net operating loss carry forward            $ 19,394
                  Valuation allowance                         $(19,394)
                                                              --------
                  Net deferred tax asset                      $    -0-
                                                              ========

       The Company recognized no income tax benefit for the loss generated in the period from inception, June 23,1 997, to March 31, 1999.

       SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company's ability to realize benefit of its deferred tax asset will depend on the generation of future taxable income. Because the Company has yet to recognize significant revenue from the sale of its products, the Company believes that a full valuation allowance should be provided.

       Note 6 - Property and Equipment
                ----------------------

       Capital Assets consisted of the following at December 31, 1998:


                                             Asset      Accumulated      Total
                                             Cost      Depreciation

                  Office equipment          $2,582        $2,852          $-0-
                                            ------        ------          ----

       Capital Assets consisted of the following at March 31, 1999:


                                             Asset      Accumulated      Total
                                             Cost      Depreciation

                  Office equipment          $2,582        $2,852          $-0-
                                            ------        ------          ----

       Note 7 - Preferred Stock
                ---------------

       The Company's authorized capital stock consists of 2,000 Shares of Preferred Stock, par value $.001 per share.

       The Board of Directors of the Company has the authority to establish and designate any shares of stock in series or classes and to fix any variations in the designations, relative rights, preferences and limitations between series as it deems appropriate, by a majority vote.

       The preferred stock may be issued in series, each of which may vary, as determined by the board of directors, as to the designation and number of shares in such series, voting power of the holders thereof, dividend rate, redemption terms and prices, voluntary and involuntary liquidation preferences, and conversion rights and sinking fund requirements, if any, of such series.

       As of December 31, 1998 and March 31, 1999, the number of shares outstanding is -0-.

                               PIPELINE DATA, INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1998


       Note 9 - Business and Credit Concentrations
                ----------------------------------

       The amount reported in the financial statements for cash approximates fair market value. Because the difference between cost and the lower of cost or market is immaterial, no adjustment has been recognized and investments are recorded at cost.

       Financial instruments that potentially subject the company to credit risk consist principally of trade receivables. Collateral is generally not required.

       Note 10 - Subsequent Events
                 -----------------

       The Company has amended it certificate of incorporation increasing the number of shares authorized to issue to 25,000,000 shares of common stock, $.001 per share and 5,000,000 shares of preferred stock, $.01 per share.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than the securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                           ---------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

The Company.................................................................[
The Offering................................................................
Offices of The Company......................................................
Risk Factors................................................................
Business of The Company.....................................................
Management's Discussion And Analysis of
  Financial Condition And Results of Operations ............................
Use of Offering Proceeds....................................................
Dilution....................................................................
Plan of Distribution........................................................
Directors, Executive Officers,
Promoters And Control Persons...............................................
Security Ownership of
  Certain Beneficial Owners
  and Management............................................................
Description of Securities...................................................
Interest of Named Experts And Counsel.......................................
Disclosure of Commission Position On
  Indemnification For Securities Act Liabilities ...........................
Description of Property.....................................................
Certain Relationships And
  Related Transactions......................................................
Market For Common Equity
  and Related Stockholder Matters...........................................
Executive Compensation......................................................
Financial Statements........................................................
Changes in And Disagreements With
  Accountants on Accounting And
  Financial Disclosure......................................................   ]

APPENDICES:
Appendix A        Financial Statements of the Company

                           ---------------------------

Until __________, 1999 (25 days from the date of this Prospectus), all brokers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of a broker to deliver a Prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

                               PIPELINE DATA INC.

                               ------------------
                        4,002,500 shares of Common Stock
                           Par Value, $0.001 per share

                     1,000,000 Class A Redeemable Warrants

                     1,000,000 Class B Redeemable Warrants

                           ---------------------------

                               P R O S P E C T U S

                           ---------------------------

                                                , 1999

                               PIPELINE DATA INC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      The Company's Certificate of Incorporation contains provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty (other than breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law (the "DGCL") or for any transaction from which the director derived an improper personal benefit) and (ii) indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Securities and Exchange Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

      In addition, the Certificate of Incorporation and By-Laws provide mandatory indemnification rights, subject to limited exceptions, to any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

Item 25. Other Expenses of Issuance and Distribution

      The estimated expenses of this offering are:

      Registration Fees                           $    2,557.95
      Blue Sky Filing Fees                        $   15,000.00
      Attorney's Fees
      Accountant's Fees                           $   10,000.00
      Printing and Copying                        $   10,000.00
      Miscellaneous

                   ------------                   -------------
                   TOTAL

Item 26. Recent Sales of Unregistered Securities

      Mr. Rubenstein was the sole shareholder of the Company during the year ending 1997. On June 24, 1997, one day after incorporation and at a time when the Corporation had substantially no assets and had not commenced substantial business operations, he purchased 100 shares of Common Stock in a transaction which did not involve any public offering. During the year ending December 31, 1998, officers, directors and certain of their affiliates were issued shares and after such issuance owned the following amounts: Mr. Barter: 25 shares, Unifund Financial Group, Inc.: 25 shares, Unifund America, Inc.: 10 shares, Mr.
Rubinstein: 25 shares, Mr. Harrison-Mills: 5 shares, Mr. Smith: 5 shares; Mr.
Scott: 2.5 shares, Mr. Halcrow: 1 share, and Mr. Schiff: 1 share, Mr. Brown: 0.5 shares, Mr. Gager: 0.25 shares. These shares were all issued in transactions not involving any public offering. On May 25, 1999, we filed an Amended and Restated Certificate of Incorporation pursuant to which we performed a forward stock split of our Common Stock in the ratio of 1:10,000. This resulted in the shareholdings for these individuals which are reported in the initial table of "Security Ownership of Certain Beneficial Owners and Management".

Item 27. Exhibits.

Exhibit No.            Description

      3.1        Certificate of Incorporation

      3.2        Amended and Restated Certificate of Incorporation of Registrant

      3.3        By-laws of Registrant

      3.4        Form of Class A Redeemable Warrant

                       To be filed by amendment

      3.5        Form of Class B Redeemable Warrant

                       To be filed by amendment

      3.6        Form of Class A Warrant Agreement

                       To be filed by amendment

      3.7        Form of Class B Warrant Agreement

                       To be filed by amendment

      10.1       Web site development and servicing agreement

                       To be filed by amendment

      10.2       Marketing Agreement with Rainbow Media

                       To be filed by amendment

      10.3       Management Agreement with Unifund America, Inc.

                       To be filed by amendment

      23.1 Consent of Kaplan Gottbetter & Levenson, LLP, counsel to registrant

                       To be filed by amendment

      23.2       Consent of Thomas P. Monahan, independent public accountant


Item 28. Undertakings

      The Company hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or change material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

      In accordance with the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of New York, state of New York, on May 27, 1999.

                                        PIPELINE DATA INC.
                                        (Registrant)


                                        By  /s/ Jack Rubinstein
                                           -------------------------------------
                                           Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.

        R. Scott Barter                      Director              May 27, 1999
    --------------------------        ----------------------       ------------
            (Signature)                        (Title)                  (Date)

     Douglas Harrison-Mills                  Director              May 27, 1999
   --------------------------        ----------------------        ------------
      (Signature)                              (Title)                  (Date)